Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION

among

BAYSIDE CAPITAL PARTNERS LLC,

MAJESTIC ACQUISITION CORP.

and

MAJESTIC CAPITAL, LTD.

Dated as of September 21, 2010

3.17	Investments; Derivatives	35
3.18	Opinion of Financial Advisors	35
3.19	Brokers	35
3.20	Foreign Corrupt Practices Act	35
3.21	Required Company Vote	36
ARTICLE 4		36
REPRESENTATIONS AND WARRANTIES		36
OF PARENT AND M&A SUB		36
4.01	Organization and Qualification; Capitalization; Subsidiaries	36
4.02	Authority Relative to This Agreement	36
4.03	Consents and Approvals; No Violations	37
4.04	Litigation	37
4.05	Brokers	38
4.06	Interim Operations of M&A Sub	38
4.07	Financing	38
4.08	Proxy Statement Information	38
ARTICLE 5		38
COVENANTS RELATED TO CONDUCT OF BUSINESS		38
5.01	Conduct of Business of the Company	38
5.02	Control of Other Party’s Business	42
ARTICLE 6		42
ADDITIONAL AGREEMENTS		42
6.01	Required Filings and Consents; Preparation of the Proxy Statement; Shareholders Meetings	42
6.02	Board Actions and Shareholders Meeting	44
6.03	Access to Information	44
6.04	Commercially Reasonable Efforts	45
6.05	Acquisition Proposals	47
6.06	Employee Benefit Plans and Rights	49
6.07	Fees and Expenses	50
6.08	Indemnification; Directors’ and Officers’ Insurance	50
6.09	Advice of Change	52
6.10	Public Announcements	52
6.11	Nasdaq Quotation	53

6.12	Conduct of Business by Parent	53
ARTICLE 7		53
CLOSING CONDITIONS		53
7.01	Conditions to Each Party’s Obligations	53
7.02	Conditions to the Obligations of Parent and M&A Sub	54
7.03	Conditions to the Obligations of the Company	56
ARTICLE 8		56
TERMINATION; AMENDMENT; WAIVER		56
8.01	Termination by Mutual Agreement	56
8.02	Termination by Either Parent or the Company	56
8.03	Termination by the Company	57
8.04	Termination by Parent	57
8.05	Effect of Termination and Abandonment	58
8.06	Amendment	59
8.07	Extension; Waiver	59
ARTICLE 9		59
MISCELLANEOUS		59
9.01	Nonsurvival of Representations and Warranties	59
9.02	Entire Agreement; Assignment	59
9.03	Notices	59
9.04	Governing Law	61
9.05	Venue; Waiver of Jury Trial	61
9.06	Remedies	62
9.07	Descriptive Headings	62
9.08	Parties in Interest	62
9.09	Severability	62
9.10	Counterparts; Delivery by Facsimile	62
9.11	Interpretation	63

Exhibit A	Bermuda Amalgamation Agreement
Exhibit B	Certificate of Merger
Exhibit C	Certificate of Incorporation
Exhibit D	Bylaws
Exhibit E	List of Officers and Directors
Exhibit F	Supplemental Indenture

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION

THIS AGREEMENT AND PLAN OF MERGER AND AMALGAMATION, dated as of September 21, 2010 (this “Agreement”), is among Bayside Capital Partners LLC, a Delaware limited liability company (“Parent”), Majestic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“M&A Sub”), and Majestic Capital, Ltd., a Bermuda company (the “Company”).  Parent, M&A Sub and the Company are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                  It is proposed that the Company and M&A Sub merge and amalgamate (the “Transaction”) under the Laws (as defined in Section 1.01) of Bermuda and the State of Delaware and continue as a Delaware corporation (the “Resultant Company”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

B.                  The board of directors of the Company has (a) determined that the Transaction is advisable and in the best interests of the Company and its shareholders, and (b) approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Transaction and the other transactions contemplated by this Agreement.

C.                  The managers and board of directors of Parent and M&A Sub, respectively, have approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Transaction and the other transactions contemplated by this Agreement.

D.                  Parent, as sole shareholder of M&A Sub, has approved this Agreement, the Bermuda Amalgamation Agreement, the Transaction and the other transactions contemplated by this Agreement.

E.                  This Agreement is being entered into in accordance with Sections 104B-D, 105 through 107 of the Companies Act and Section 252 of the DGCL.

AGREEMENT

In consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.01   Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means any offer or proposal to the Company or any of its Affiliates (including any proposal from or offer to the Company’s shareholders) or any of its advisers regarding any of the following (other than the transactions contemplated by this Agreement): (a) any amalgamation, merger, reorganization, tender offer, exchange offer, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, joint venture or other similar transaction by any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) involving more than 20% of the total share capital of the Company or (b) any other proposal by any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) which, if consummated, would result in the acquisition by a third party or parties of 20% or more of the share capital of the Company or 20% or more of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before a Governmental Authority or arbitration panel.

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Agent” shall mean each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of a Company Insurance Subsidiary.

“Bermuda Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Exhibit A among Parent, M&A Sub and the Company dated as of the date hereof.

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required by applicable Law to be closed.

“Certificate of Merger” means the certificate of merger in the form attached hereto as Exhibit B.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Incentive Plan” means the Company’s 2005 Long Term Incentive Plan and any other stock-based benefit plan or arrangement applicable to directors, employees or independent contractors of or consultant to the Company or any Subsidiary, and any individual agreement to which the Company or any Subsidiary is a party that provides for stock-based compensation or stock-based remuneration.

 “Company Insurance Policies” means all policies of insurance (excluding reinsurance agreements, coinsurance agreements, retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers, directors or managers.

“Company Insurance Subsidiary” means any Subsidiary of the Company that underwrites insurance risks, issues insurance policies, enters into reinsurance contracts, or otherwise conducts any kinds of insurance activities as an insurance company or reinsurance company that require a Permit by an Insurance Regulator.

 “Company Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, operations, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, including without limitation (i) any negative change or written notice of an impending negative change (that has not been rescinded) in the Company’s or any of its Subsidiaries’ (other than Twin Bridges’) A.M. Best Company, Inc. rating or (ii) any increase or written notice of an impending increase by any Insurance Regulator in its exertion of control over any Company Insurance Subsidiary that results in (A) an increase in the degree of supervision over any Company Insurance Subsidiary that negatively impacts the ability of such Company Insurance Subsidiary to transact business in the ordinary course as presently conducted, (B) the establishment of a receivership or conservatorship, (C) ordering of a liquidation or the like, or (D) any other exertion of control that has a Company Material Adverse Effect; or (b) the ability of the Company to timely consummate the Transaction and any of the transactions contemplated by this Agreement to be consummated or performed by the Company on or prior to the Closing Date; provided, however, that no event, change, circumstance or effect to the extent arising or resulting from any one or more of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect under clause (a) of this definition: (i) any change in any Law that applies to the Company or its Subsidiaries (except to the extent such change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industry in which the Company and its Subsidiaries operate); (ii) any change in U.S. GAAP, SAP or other regulatory accounting principles, or interpretations thereof, or in the Code, that apply to the Company or its Subsidiaries; (iii) the compliance by the Company with the terms of this Agreement, including any adverse consequences resulting or arising from any failure or refusal by Parent to provide a consent requested by the Company under Section 5.01; (iv) the announcement, pending status or performance of the transactions contemplated by this Agreement; (v) the loss or termination of employment of any employees by the Company or its Subsidiaries; (vi) general economic, financial or security market (including credit market) conditions so long as such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industry in which the Company and its Subsidiaries operate; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent such hostilities or attack have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industry in which the Company and its Subsidiaries operate as a result of the Company or the Company Insurance Subsidiaries having material exposure under insurance policies insuring against such risks that is not covered by reinsurance treaties or applicable Law); (ix) any adverse change resulting from changes in interest rates; or (x) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (x) has resulted in a Company Material Adverse Effect); or (xi) the imposition of any restriction, term, condition or requirement that limits or affects the ability of Twin Bridges to issue General Insurance Contracts.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to satisfy the requirements of Section 401(a) of the Code, any Title IV Plan, and any other written plan or Contract involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company, its Subsidiaries or any ERISA Affiliate (or that has been maintained or contributed to in the last six (6) years by the Company, its Subsidiaries or any ERISA Affiliate) for the benefit of any current or former director, officer or employee of or consultant to the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability.

“Company SEC Documents” means the Company’s Annual Reports on Form 10-K for the years ended December 31, 2007, 2008 and 2009, the Company’s Definitive Proxy Statements for the Annual General Meetings of Shareholders held in 2008, 2009 and 2010, the Company’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2010 and the Company’s current reports on Form 8-K filed with the SEC since January 1, 2008.

“Company Termination Fee” means U.S.$500,000.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, indenture, note, instrument, bond, option, license, sublicense, insurance policy, commitment, obligation or undertaking of any nature.

“Dissenting Shareholder” means a holder of Common Shares or Class B Shares that did not vote in favor of the Transaction and makes an application pursuant to section 106(6) of the Companies Act to the Supreme Court of Bermuda to appraise the value of its shares.

“Dissenting Shares” means Common Shares and Class B Shares held by a Dissenting Shareholder.

“Employee” means, with respect to any Person, any current or former employee of such Person or any of its Subsidiaries (or any predecessor thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended.

“ERISA Affiliate” means (a) when used in reference to the Company and its Subsidiaries, any other Person that, together with the Company or any Subsidiary of the Company would be treated as a single employer under Section 414 of the Code and (b) when used in reference to Parent and its Subsidiaries, any other Person that, together with Parent or any Subsidiary of Parent would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the conduct of a due diligence investigation by such Party, the preparation, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Governmental Authority” means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in Bermuda, the United States or any other country.

“Indebtedness” means with respect to any Person, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Company and its Subsidiaries) secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) Liabilities under lease obligations required to be classified and accounted for as capital leases on a balance sheet under U.S. GAAP and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, (f) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (g) Liabilities in the nature of guarantees of obligations of the type described in clauses (a) through (f) of this definition of any other Person, and (h) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

“Insurance Regulator” means the Governmental Authority charged with supervision of insurance companies.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) trademarks, trade names, service marks, brand names, certification marks (registered and unregistered), domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent to use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (b) patents, patent applications, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; (c) know-how, trade secrets, improvements, concepts, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, technology and product roadmaps, and data bases and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (d) copyrights, copyrightable works, writings and other works, whether registered or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (e) all other intellectual property or proprietary rights in any country or jurisdiction, including the right to register, patent or apply for other legal protection of same and the right to sue at law or in equity for any infringement or violation of the foregoing prior to the Closing Date, and to collect all proceeds and damages with respect thereto.

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Knowledge” when used in reference to (a) the Company or its Subsidiaries means the knowledge that any of the executive officers, listed in the Company Disclosure Letter, of the Company or its Subsidiaries actually has or has become aware of, having conducted due inquiry, and (b) Parent or its Subsidiaries means the knowledge that any of the executive officers of Parent actually has or has become aware of, having conducted due inquiry.

“Lancer” means Lancer Financial Group, Inc., an Illinois corporation.

 “Law” means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule.

“Liability” means any Indebtedness, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable or known or unknown, including those arising under any Law or Action and those arising under any Contract or otherwise.

“Lien” means, with respect to any asset (including any security) any mortgage, lien, pledge, attachment, charge, security interest, easement, right-of-way, restriction, usufruct or encumbrance in respect of such asset.

“Losses” means all losses, claims, damages, liabilities, reasonable fees and expenses (including reasonable attorneys’ fees and disbursements and reasonable investigation expenses), judgments, fines and amounts paid in settlement; provided, however, that “Losses” does not include special, incidental or consequential damages of any type or punitive damages (in each case, unless paid to a third party), except to the extent arising from fraud.

“Material Contract” means:

(a)                 any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;

(b)                 any Contract of the Company or any of its Subsidiaries evidencing any Indebtedness in excess of U.S. $100,000;

(c)                 any partnership agreement, limited liability agreement, joint venture agreement or similar agreement to which the Company or any of its Subsidiaries is a party;

(d)                 any Contract of the Company or any of its Subsidiaries for the acquisition or disposition, directly or indirectly (by merger, amalgamation or otherwise), of the business and assets or capital stock or other equity interests of another Person other than acquisitions of operating assets in the ordinary course of business and other than the acquisition of Investment Assets;

(e)                 any Contract of the Company or any of its Subsidiaries containing a right of first refusal, first negotiation, “tag along” or “drag along” rights applicable to any capital stock of the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries;

(f)                  any Contract of the Company or any of its Subsidiaries outside the ordinary course of business involving expenditures, Liabilities or revenues, which as of the date hereof, are reasonably expected to be in excess of U.S. $100,000;

(g)                 any employment agreements to which the Company or any of its Subsidiaries is a party that is not terminable “at will” by the Company or such Subsidiary;

(h)                 any non-competition agreement or any other Contract that purports to limit the ability of the Company or its Subsidiaries to compete or engage in any line of business; and

(i)                  any Contract of the Company or any of its Subsidiaries that would reasonably be expected to prohibit, or delay past the Final Termination Date, the consummation by the Company of the Transaction.

“Multiemployer Plan” means an employee benefit plan defined as such in Section 3(37) of ERISA.

“Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Other Company Permits” means all material Permits that are necessary for the lawful conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and to own, lease or operate their material properties and assets, other than Company Insurance Permits.

“Parent Material Adverse Effect” means one or more events, changes, circumstances or effects that could reasonably be expected to have a materially adverse effect on the ability of Parent to timely consummate the Transaction or the other transactions contemplated by this Agreement.

“Permits” means all permits, licenses, certificates, orders, authorizations, permissions, concessions, variances, exemptions and similar approvals from or with any Governmental Authority, including Company Insurance Permits and Other Company Permits.

“Permitted Indebtedness” means (a) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with General Insurance Contracts or any security, commodity, derivative transaction or other financial product purchased, sold or entered into by the Company for the purpose of undertaking one or more risks assumed by the Company or any Subsidiary of the Company in the ordinary course of business or managing one or more risks otherwise assumed by the Company or any of its Subsidiaries; (b) any Indebtedness owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or by the Company to any one or more of its Subsidiaries; (c) Indebtedness of the Company or any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real or personal property in lieu of security deposits in connection with leases of the Company or any Subsidiary of the Company, in each case in the ordinary course of business; (d) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation insurance, reinsurance, self-insurance or deductible obligations, unemployment insurance or other forms of governmental insurance or benefits or pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefits; and (e) Indebtedness under the Trust Preferred Indenture and the Trust Preferred Securities, and the Company’s guaranty of such Indebtedness, and Indebtedness of Embarcadero Insurance Holdings,  Inc. in the aggregate amount of $8,000,000.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due or for Taxes that are being contested in good faith and which are reflected or reserved against in the Company’s financial statements to the extent required by U.S. GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens granted in the ordinary course of the insurance or reinsurance business of the Company or its Subsidiaries on assets including, without limitation, statutory deposits, assets pledged or transferred to secure insurance, reinsurance or retrocession obligations, the funding of environmental remediation liabilities assumed by the Company or its Subsidiaries, return of premiums, retrospective premiums, reinstatement premiums, payment of claims and other underwriting activities of the Company or its Subsidiaries, deposit liabilities, and deposits with or pledges to Government Authorities; (e) Liens not created by the Company or any of its Affiliates that affect any rights of the tenant under the real property leases of the Company or any of its Subsidiaries or the fee interest in any of the real property of the Company or any of its Subsidiaries, so long as such Liens do not interfere materially with the ordinary course of the Company’s or any of its Subsidiaries’ business; (f) Liens created by or through Parent or M&A Sub; (g) Liens arising under or granted in the ordinary course of business pursuant to the Company’s lease agreements disclosed in the Company Disclosure Letter, and assets pledged or transferred to secure obligations under such leases; and (h) Liens arising under this Agreement.

“Person” means an individual, company, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as “group” is defined in the Exchange Act).

“Required Company Vote” means the affirmative vote of a majority of the votes cast at a duly convened general meeting of the shareholders of the Company at which a quorum is present.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any return, declaration, report, statement, information statement and other document required to be filed with any Tax Authority with respect to Taxes.

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax.

“Title IV Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) covered or previously covered by Title IV of ERISA.

“Trust Preferred Indenture” means that certain Indenture dated as of November 14, 2006 among CRM USA Holdings, Inc., the Company and the Bank of New York Trust Company, National Association, as Trustee.

“Trust Preferred Securities” means the Junior Subordinated Debt Securities due December 15, 2036 issued pursuant to the Trust Preferred Indenture.

“Twin Bridges” means Twin Bridges (Bermuda) Ltd., a Bermuda company and a Company Insurance Subsidiary that is wholly-owned directly by the Company.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, and similar state and local laws.

1.02   Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	1.01
Action	1.01
Affiliate	1.01
Agent	1.01
Agreement	Preamble
Bermuda Amalgamation Agreement	1.01
BMA	3.07(a)
Business Day	1.01
Bye-Laws	3.01(d)
Bylaws	2.03
Capitalization Date	3.01(e)
Certificate	2.05(a)
Certificate of Incorporation	2.03
Certificate of Merger	1.01
Class B Shares	2.05
Closing	2.02
Closing Date	2.02
Code	1.01
Common Shares	2.05
Companies Act	Recitals
Company	Preamble
Company Actuarial Analyses	3.06(e)
Company Annual Statement	3.06(c)
Company Disclosure Letter	Article 3
Company Fairness Opinion	3.18
Company Financial Advisor	3.18
Company Financial Statements	3.03(b)
Company Incentive Plan	1.01

Company Insurance Permit	3.06(g)
Company Insurance Policies	1.01
Company Insurance Subsidiary	1.01
Company Material Adverse Effect	1.01
Company Material IP	3.14(a)
Company Plan	1.01
Company Quarterly Statement	3.06(c)
Company Restricted Share	2.09
Company SEC Documents	1.01
Company Securities	3.01(e)
Company Shareholder Meeting	6.02(a)
Company Stock Option	7.02(j)
Company Termination Fee	1.01
Company Voting Debt	3.01(e)
Contract	1.01
D&O Insurance	6.08(b)
DGCL	Recitals
Dissenting Shareholder	1.01
Dissenting Shares	1.01
DOL	3.13(a)
Effective Time	2.01
Enforceability Exceptions	3.02
Employee	1.01
ERISA	1.01
ERISA Affiliate	1.01
Exchange Act	1.01
Excluded Shares	2.05(a)
Expenses	1.01
Final Termination Date	8.02(a)
Form A Filings	6.04(c)
General Insurance Contracts	3.06(a)
Governmental Authority	1.01
Indebtedness	1.01
Indemnified Parties	6.08(a)
Insurance Regulator	1.01
Intellectual Property	1.01
Investment Assets	3.17
Investment Policy	3.17
IRS	1.01

Knowledge	1.01
Law	1.01
Liability	1.01
Lien	1.01
Losses	1.01
M&A Sub	Preamble
Material Contract	1.01
Memorandum of Association	3.01(d)
Multiemployer Plan	1.01
Nasdaq	3.03(d)
Notice of Superior Proposal	6.05(c)
Order	1.01
Organizational Documents	1.01
Other Company Permits	1.01
Parent	Preamble
Parent Disclosure Letter	Article 4
Parent Material Adverse Effect	1.01
Parties	Preamble
Party	Preamble
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Permits	1.01
Permitted Indebtedness	1.01
Permitted Liens	1.01
Person	1.01
Proxy Statement	6.01(b)
Qualified Plan	3.13(e)
Qualifying Amendment	6.01(c)
Recommendation to Shareholders	6.02(b)
Regulatory Reports	3.06(f)
Representatives	6.05(a)(i)
Required Company Vote	1.01
Required Contract or Other Permit Consent	6.01(a)
Requisite Insurance Regulatory Approval	6.01(a)(i)
Requisite Regulatory Approvals	7.01(b)
Resultant Company	Recitals
SAP	3.06(c)
Sarbanes-Oxley Act	3.03(c)
SEC	1.01

Specified Actions	5.01(k)
Subsidiary	1.01
Superior Proposal	6.05(b)
Tail Policies	6.08(b)
Tax Authority	1.01
Tax Returns	1.01
Tax Sharing Agreement	3.12(d)
Taxes	1.01
Title IV Plan	1.01
Transaction	Recitals
Transaction Consideration	2.05(a)
Trust Preferred Indenture	1.01
Trust Preferred Securities	1.01
U.S. GAAP	1.01
Twin Bridges	1.01
WARN	1.01

ARTICLE 2

THE TRANSACTION

2.01   The Transaction.  Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Amalgamation Agreement and in accordance with the DGCL and the Companies Act, at the Effective Time, M&A Sub and the Company, being companies incorporated and registered in the State of Delaware and Bermuda, respectively, shall merge and amalgamate, and the Resultant Company shall continue as a Delaware corporation as a result of the Transaction.  Contemporaneously with the execution of this Agreement, the Parties shall execute and exchange the Bermuda Amalgamation Agreement.  The name of the Resultant Company shall be as set forth in the Certificate of Merger.  The date and time that the Transaction shall become effective as set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware and the certificate of amalgamation issued by the Bermuda Registrar of Companies pursuant to the Companies Act shall be the “Effective Time.”  In accordance with the requirements of the Companies Act and subject to the terms and conditions set forth in this Agreement, the Bermuda Amalgamation Agreement will be submitted for approval at a general meeting of shareholders of the Company.  Under the Companies Act, the Bermuda Amalgamation Agreement shall be deemed to have been approved when it has been approved by the shareholders of the Company and M&A Sub, it being agreed that the sole shareholder of M&A Sub has duly approved the Bermuda Amalgamation Agreement.

2.02    Closing Date.  Subject to the provisions of Article 7, the closing of the Transaction (the “Closing”) shall be held at the offices of Nixon Peabody LLP, 50 Jericho Quadrangle, Jericho, New York, at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place or on such other date and time as shall be agreed to by the Parties in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” On the Closing Date, the Parties shall cause the Transaction to be consummated by filing all documents required by the DGCL with the Secretary of State of the State of Delaware and by filing all documents required by Section 108 of the Companies Act with the Bermuda Registrar of Companies.

2.03   Certificate of Incorporation and Bylaws.  The certificate of incorporation of the Resultant Company shall be the certificate of incorporation of M&A Sub, in the form attached hereto as Exhibit C (the “Certificate of Incorporation”).  The bylaws of the Resultant Company shall be the bylaws of M&A Sub, in the form attached hereto as Exhibit D (the “Bylaws”).

2.04   Directors; Officers.  As of the Effective Time, the officers and directors of the Resultant Company shall be as set forth in Exhibit E attached hereto, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Certificate of Incorporation, the Bylaws or this Agreement.

2.05   Effect on Shares.  Pursuant to the terms of this Agreement at the Effective Time, by virtue of the Transaction and without any action on the part of M&A Sub, the Company, Parent (as the holder of the shares of M&A Sub) or the holders of common shares, par value U.S. $0.01 per share, of the Company (the “Common Shares”) or the holders of class B shares, par value U.S. $0.01 per share, of the Company (the “Class B Shares”):

(a)                 Transaction Consideration.  Each Common Share and each Class B Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive U.S.$0.45 in cash (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) (the “Transaction Consideration”).  At the Effective Time, the Common Shares and the Class B Shares shall be cancelled and each certificate (a “Certificate”) representing any Common Shares or any Class B Shares (other than Excluded Shares) shall represent only the right to receive the Transaction Consideration payable in respect of such Common Shares and Class B Shares, as the case may be, provided that any Dissenting Shares shall be converted into the right to receive the Transaction Consideration and any additional amount in excess of the Transaction Consideration, as appraised by the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act.  For purposes of this Agreement, the term “Excluded Shares” means (i) Common Shares that are owned by Parent, M&A Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties) and (ii) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties).

(b)                 Cancellation of Shares.  Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Transaction and without any action on the part of the holder thereof, shall be cancelled without any conversion or payment of any consideration therefor.

(c)                 Transfers.  At the Effective Time, the share register of the Company shall be closed and, thereafter, there shall be no transfers on the share register of the Company of the Common Shares or Class B Shares that were outstanding immediately prior to the Effective Time.

(d)                 M&A Sub.  Each share of M&A Sub issued and outstanding immediately prior to the Effective Time shall continue to be held by Parent.

(e)                  Dissenters’ Rights.

(i)    Each shareholder that has not voted in favor of the Transaction shall be entitled to be paid the Transaction Consideration for each of its Common Shares and Class B Shares, which has been determined to be the fair value of the Common Shares and Class B Shares, and if such shareholder is not satisfied that the Transaction Consideration constitutes fair value for its shares, such shareholder may, within one month after the giving of notice of the Company Shareholder Meeting, apply to the Supreme Court of Bermuda to appraise the fair value of its shares.  Any shareholder that has not voted in favor of the Transaction and that has not timely filed such application for appraisal shall not be a Dissenting Shareholder.  Any Dissenting Shareholder shall be entitled to receive the Transaction Consideration for each of its Dissenting Shares in accordance with the procedures set forth in Section 2.07, subject to the final determination with respect to any such appraisal application.

(ii)   The Company shall give Parent: (A) prompt notice of (I) the existence of any Dissenting Shareholders, (II) any applications pursuant to section 106 of the Companies Act to the Supreme Court of Bermuda for appraisal of the fair value of the Common Shares and Class B Shares of which the Company has Knowledge and (C) any other documents served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s right to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares, as provided in Section 106 of the Companies Act; and (B) the opportunity to direct and conduct any and all negotiations and proceedings with respect to demands for appraisal or applications therefor under the Companies Act.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares or applications therefor, offer to settle or settle any demands or applications or approve any withdrawal of any such demands or applications.

2.06   Effect of Amalgamation under Companies Act.  From the Effective Time: (a) the merger and amalgamation of the Company and M&A Sub and their continuance as one company shall become effective; (b) the property of each of the Company and M&A Sub shall become the property of the Resultant Company; (c) the Resultant Company shall continue to be liable for the obligations and Liabilities of the Company and M&A Sub; (d) any existing Actions or Liabilities to prosecution shall be unaffected; (e) a civil, criminal or administrative Action pending by or against the Company or M&A Sub may be continued to be prosecuted by or against the Resultant Company; and (f) a conviction against, or Order in favor of or against, the Company or M&A Sub may be enforced by or against the Resultant Company.

2.07   Exchange of Certificates; Payment of Transaction Consideration.

(a)                 At or immediately prior to the Effective Time, Parent shall (i) designate a bank or trust company, with the Company’s prior approval, which approval shall not be unreasonably withheld (the “Paying Agent”), to act as the agent, for the benefit of the holders of Common Shares and Class B Shares (other than Excluded Shares), and to receive the funds to which the holders of Common Shares and Class B Shares (other than Excluded Shares) are entitled to receive pursuant to Section 2.05(a), (ii) enter into a customary paying agent agreement with the Paying Agent in form and substance reasonably satisfactory to each of Parent and the Company, and (iii) deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate Transaction Consideration to be paid in exchange for issued and outstanding Common Shares and Class B Shares, including Dissenting Shares, upon due surrender of the Certificates and other materials pursuant to the provisions of this Article 2 (such amounts being hereinafter referred to as the “Payment Fund”).  Parent shall cause the Resultant Company to cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in Sections 2.05(a) and 2.05(e)(i) out of the Payment Fund.  The Payment Fund shall not be used for any other purpose, except as expressly provided in this Agreement.  The Paying Agent shall invest any funds held by it for purposes of this Section 2.07 as directed by Parent, on a daily basis; provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, and, in any such case, no such instrument shall have a maturity exceeding sixty (60) days.  Any interest and other income resulting from such investments shall be paid to Parent.  To the extent that the Payment Fund diminishes for any reason to an amount less than the amount required to make prompt payment of the Transaction Consideration for each Common Share, Class B Share and Dissenting Share (other than Excluded Shares) outstanding, Parent shall promptly deposit an additional amount in the Payment Fund to restore the Payment Fund to the amount so required.

(b)                 Parent shall pay, or shall cause the Resultant Company to pay, to Dissenting Shareholders the excess, if any, of the amount determined in such appraisal to be the fair value of each of the Dissenting Shares held by such Dissenting Shareholders over the Transaction Consideration.

(c)                 Parent shall cause the Paying Agent, promptly following the Effective Time, to mail to each record holder of Common Shares and Class B Shares immediately prior to the Effective Time a letter of transmittal in customary form  that shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and which sets forth the procedures and provides instructions by which holders of Certificates, and the holders of book shares which are uncertificated, may receive the Transaction Consideration.  Upon a holder complying with such procedures, the Paying Agent will deliver to such holders cash in an amount (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) equal to the product of (x) the number of Common Shares and Class B Shares (other than Excluded Shares) owned by such Person immediately prior to the Effective Time and (y) the Transaction Consideration.  All such Certificates shall forthwith be canceled and book accounts shall be canceled upon such payment.  If payment is to be made to a Person other than the Person in whose name the Certificate surrendered or book account is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all documentation for a book account transfer is received and that the Person requesting such payment pay any transfer or similar Taxes required by reason of the payment to a Person other than the registered holder or establish to the satisfaction of the Resultant Company that such Tax has been paid or is not applicable.

(d)                 If any Certificate shall have been mutilated, lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity in customary form by the Person claiming such Certificate to be mutilated, lost, stolen or destroyed, and delivery of any such mutilated Certificate and, if required by the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to any lost, stolen or destroyed Certificate, the Paying Agent will deliver in exchange for such mutilated, lost, stolen or destroyed Certificate the Transaction Consideration with respect to the Common Shares or Class B Shares formerly represented thereby.

(e)                 Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for nine (9) months after the Effective Time shall be paid to Parent.  Any former shareholders of the Company who have not complied with Section 2.07(c) prior to the end of such nine-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Transaction Consideration.  None of Parent, M&A Sub or the Resultant Company shall be liable to any holder of Common Shares or Class B Shares for any monies delivered from the Payment Fund or otherwise to a public official in accordance with the provisions of any applicable abandoned property, escheat or similar Law.  If any Certificates (or book shares) shall not have been surrendered prior to six (6) years after the Effective Time (or such other date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), unclaimed funds payable with respect to such Certificates (or book shares) shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                  Parent, the Resultant Company or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares or Class B Shares.  Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required by applicable Law.  To the extent that amounts are properly deducted and withheld and paid over to the appropriate Tax Authority by Parent, the Resultant Company or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made by Parent, the Resultant Company or the Paying Agent.

2.08              Adjustments to Prevent Dilution.  If, between the date of this Agreement and the Effective Time, the issued Common Shares or Class B Shares shall have been changed into a different number of shares or a different class, in either case by reason of a share consolidation, reclassification, share split (including a reverse share split, including the reverse split of Common Shares and Class B Shares referred to in Section 5.01(c)), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Transaction Consideration shall be equitably adjusted.

2.09              Restricted Shares.  At the Effective Time, each share of restricted stock (each, a “Company Restricted Share”) (whether or not then vested or subject to forfeiture) granted under any Company Incentive Plan (or any agreement related thereto) that is outstanding immediately prior to the Effective Time shall, without any action on the part of M&A Sub, the Company, Parent or any other Person become a fully vested (and no longer subject to forfeiture or any other restriction) Common Share and shall be entitled to payment of the Transaction Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by the Company to Parent prior to or at the time of the execution of this Agreement (the “Company Disclosure Letter”), or (b) as described in the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent and M&A Sub as follows:

3.01              Organization and Qualification; Capitalization; Subsidiaries.

(a)                 The Company and each of its Subsidiaries is a corporation or other legal entity duly formed and organized, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or formation.

(b)                 The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other voting security of any other entity, other than its Subsidiaries and Investment Assets.  The Company Disclosure Letter lists each Subsidiary of the Company and the authorized, issued and outstanding number of shares of capital stock of each Subsidiary.

(c)                 The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failures to be so duly qualified or licensed and in good standing individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in bankruptcy, no petitions for bankruptcy have been made with respect thereto and no resolutions have been adopted with respect to the dissolution or liquidation of the Company or any Subsidiary of the Company.

(d)                 The Company has heretofore delivered or made available to Parent accurate and complete copies of (i) the memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) of the Company, and the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of the Company’s Subsidiaries, (ii) the minutes of meetings (since December 31, 2006) of the board of directors, the committees of the board of directors and the shareholders of the Company and each of its Subsidiaries and (iii) the resolutions (since December 31, 2006) adopted by the boards of directors, the committees of the board of directors or the shareholders of the Company and each Subsidiary of the Company to the extent memorialized in writing.  Each Organizational Document so delivered is in full force and effect (except for those that have been amended or superseded), and no other Organizational Documents are applicable to or binding upon the Company or any of its Subsidiaries.

(e)                 The authorized share capital of the Company consists of 50,000,000,000 Common Shares and 790,000 Class B Shares.  As of the date of this Agreement (the “Capitalization Date”), 16,898,241 Common Shares (including 242,313 Company Restricted Shares that will vest in accordance with Section 2.09) and 395,000 Class B Shares are issued and outstanding.   As of the Capitalization Date, 599,120 Common Shares are reserved for future issuance under the Company’s Incentive Plans.  No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) generally on matters on which the Company shareholders may vote (“Company Voting Debt”) are issued or outstanding.  All of the issued Common Shares and Class B Shares have been duly authorized and are validly issued, fully paid and non-assessable and were issued free of preemptive rights.  Except (i) as set forth in this Section 3.01(e) and (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01, there are no outstanding (A) shares or other equity securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares or other equity securities of the Company, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of, or other equity interest in, the Company or any Company Voting Debt, including without limitation no outstanding Company Stock Options, (C) preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the share capital of the Company that obligate the Company to issue, transfer or sell any equity securities, share capital or securities convertible into or exchangeable or exercisable for equity securities or share capital of the Company, or (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B) and (D) being referred to collectively as “Company Securities”).  None of the Company or its Subsidiaries has any outstanding obligation to redeem, repurchase or otherwise acquire any Company Securities.  Except for the provisions of the Bye-Laws, there are no shareholders’ agreements, voting trusts, registration rights agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, disposition or dividends of any Company Securities.  Except for provisions set forth in the Bye-Laws, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(f)                  All of the outstanding capital stock of, or other ownership interests in, the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens and Liens arising under applicable securities laws.  Each of the outstanding shares of capital stock or other equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive rights.

3.02              Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated by this Agreement to be performed by it, subject only to the Required Company Vote.  The board of directors of the Company (or a committee thereof) has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and approved the consummation by the Company of the Transaction and the other transactions contemplated by this Agreement to be performed by it, and has (a) taken all corporate actions required to be taken by the board of directors for the execution, delivery and performance of this Agreement and the consummation by the Company of the Transaction and the other transactions contemplated by this Agreement to be performed by the Company, (b) by resolution approved the Transaction, this Agreement and the other transactions contemplated by this Agreement to be performed by the Company and (c) subject to Section 6.05(c), approved and adopted the Recommendation to Shareholders.  No other corporate proceedings on the part of the Company are necessary to approve this Agreement and the other transactions contemplated by this Agreement to be performed by the Company, or to adopt and consummate the Transaction in accordance with this Agreement, other than the Required Company Vote.  This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and M&A Sub) this Agreement and the Bermuda Amalgamation Agreement constitute valid, legal and binding agreements of the Company, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar Laws affecting or relating to enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

3.03              SEC Filings; Financial Statements.

(a)                 The Company has filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC under the Exchange Act from and after December 31, 2007, each of which, as of its respective date, complied as to form in all material respects with the Exchange Act (except if, and to the extent that, such Company SEC Document was subsequently amended, superseded or supplemented by a filing made prior to the date hereof).  No Subsidiary of the Company is required to make any filings with the SEC under the Exchange Act.  No Company SEC Document contained, when filed (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to any Company SEC Documents.

(b)                The audited and unaudited consolidated financial statements (including the related notes) contained in the Company SEC Documents as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing) (the “Company Financial Statements”) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as specifically indicated in the notes thereto) and fairly present, in all material respects, as of their respective dates and for the respective periods covered thereby, the consolidated financial position, consolidated results of operations and consolidated changes in cash flows of the Company and its consolidated Subsidiaries, except, in the case of unaudited financial statements, subject to normal year-end audit adjustments and for the absence of footnotes.

(c)                 The Company and its Subsidiaries are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), that are applicable to the Company and its Subsidiaries.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 or 15d-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.

(d)                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

3.04              No Undisclosed Liabilities.  The Company and its Subsidiaries have no material Liabilities of any nature that would be required to be recorded or reflected on a balance sheet or in the notes thereto under U.S. GAAP, except for (a) Liabilities identified in the Company Financial Statements as of December 31, 2009, (b) Liabilities incurred since December 31, 2009 in the ordinary course of business, and (c) the Expenses and other Liabilities incurred in connection with the transaction contemplated by this Agreement.

3.05              Absence of Changes.  Except as contemplated by this Agreement, (a) since June 30, 2010 and through the date hereof, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and have not taken any action that, if taken after the date hereof, would not be permitted under Sections 5.01, and (b) since December 31, 2009 and through the date hereof, there has not been any event, condition, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

3.06              Insurance Matters.

(a) The Company conducts all of its insurance operations that are required to be conducted through a licensed insurance company through its Company Insurance Subsidiaries.  The Company Insurance Subsidiaries have conducted and are conducting their business and operations in compliance in all material respects with all applicable Laws regulating insurance companies.  All policies, binders, slips, treaties, certificates, annuity contracts and participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company or a Company Insurance Subsidiary (the “General Insurance Contracts”), in effect as of the date hereof, and any and all marketing materials are, to the extent required under applicable Law, in all material respects on forms approved by the applicable Insurance Regulator or which have been filed with and not objected to by such Insurance Regulator within the period provided for objection, and such forms comply in all material respects with applicable Law.  All premium rates established by any Company Insurance Subsidiary that are required to be filed with or approved by Insurance Regulators have been so filed or approved, the premiums charged conform thereto in all material respects and such premiums comply in all material respects with applicable Law.

(b)                 Each material reinsurance and coinsurance treaty or agreement, including without limitation retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party, under which the Company or any Company Insurance Subsidiary has any existing rights, duties, obligations or liabilities, assuming its due authorization, execution and delivery by the other party or parties thereto, is valid in accordance with its terms and is in full force and effect, except as limited by the Enforceability Exceptions, and except for such treaties and agreements as to which the failure to be valid or in full force or effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, any Company Insurance Subsidiary that has ceded reinsurance pursuant to any such treaty or agreement is entitled to take full credit in its financial statements for all amounts recoverable (net of any reserve for collectability under such treaty or agreement) with such credit accounted for (i) pursuant to SAP, as a reduction of such Company Insurance Subsidiary’s loss reserves and (ii) pursuant to U.S. GAAP, as a reinsurance recoverable asset.  To the knowledge of the Company, the Company has no material unrecoverable reinsurance balances, other than as reserved on the Company Financial Statements. To the Knowledge of the Company, none of such reinsurance and coinsurance treaties or agreements is with a reinsurer that, as of the date of this Agreement, has become insolvent or bankrupt or that has entered into any composition agreement with its creditors or any statutory or judicial proceeding of compromise with its creditors or any similar procedure.  To the Company’s Knowledge, no Company Insurance Subsidiary has received any written notice to the effect that any such reinsurer is impaired with the result that a material default under such reinsurance and coinsurance treaties or agreements or other failure to materially comply with the terms thereof by such reinsurer would reasonably be anticipated, whether or not such material default or material non-compliance may be cured by the operation of any offset clause in such agreement.

(c)                 Each Company Insurance Subsidiary has filed all annual statements during the three years ended December 31, 2009, and all quarterly statements for the quarterly periods ended after January 1, 2010, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled and to any other jurisdiction where required on forms prescribed or permitted by such authority.  Each annual statement filed by any Company Insurance Subsidiary with the Insurance Regulator in its state or other jurisdiction of domicile for the three years ended December 31, 2009 (each a “Company Annual Statement”), together with all exhibits and schedules thereto, financial statements relating thereto and any actuarial opinion, affirmation or certification filed in connection therewith and each quarterly statement so filed for the quarterly periods ended after January 1, 2010 (each a “Company Quarterly Statement”) was prepared in conformity in all material respects with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the applicable state or other jurisdiction of domicile (“SAP”) applied on a consistent basis, and presents fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the date thereof and the results of operations, changes in capital and surplus and cash flow of such Subsidiary for each of the periods then ended.  No material deficiencies or violations have been asserted in writing by any Insurance Regulator with respect to Company Annual Statements and Company Quarterly Statements that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(d)                The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies, reinsurance agreements or retrocessional agreements to which any Company Insurance Subsidiary is a party reflected in, or included with, the financial statements set forth in the Company Annual Statements, the Company Quarterly Statements and the Company Financial Statements (i) have been computed in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto) and prepared in accordance with applicable SAP or U.S. GAAP consistently applied, (ii) have been computed in all material respects based on assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Company Annual Statements, Company Quarterly Statements and the Company Financial Statements and (iii) have been computed in all material respects in accordance with the requirements for reserves established by the Insurance Regulator of the state or other jurisdiction of domicile of each Company Insurance Subsidiary; provided, however, that neither the Company nor any of its Affiliates makes any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

(e)                 Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared for the Company by independent actuaries with respect to the Company or any of its Subsidiaries for the years ended December 31, 2008 and December 31, 2009, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  To the Company’s Knowledge, at the time each Company Actuarial Analyses was prepared, such Company Actuarial Analysis was prepared using appropriate modeling and other procedures in conformity in all material respects with generally accepted actuarial standards consistently applied (except as noted therein), and that the projections contained therein were prepared in all material respects in accordance with the assumptions stated therein.  The information and data furnished by the Company or the Company Insurance Subsidiaries to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were, at the time furnished, accurate and complete in all material respects.

(f)                  Since December 31, 2006, the Company and each of the Company Insurance Subsidiaries has filed all periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other material supporting documents in connection therewith, required to be filed with or submitted to any Insurance Regulator on forms prescribed or permitted thereby (collectively, the “Regulatory Reports”).  To the extent required by applicable Law, all transactions requiring approval by an Insurance Regulator involving the Company or any of the Company Insurance Subsidiaries on one hand and any other party deemed an Affiliate under applicable Law on the other hand have been filed with and approved by the respective Insurance Regulator.  The Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing to the Company or any of the Company Insurance Subsidiaries with respect to any Regulatory Report by any Insurance Regulator, except for any such deficiency that has been resolved to the satisfaction of such Insurance Regulator.

(g)                 The Company Insurance Subsidiaries hold all material Permits issued by an Insurance Regulator as are necessary for the lawful conduct of their respective businesses as currently conducted (each, a “Company Insurance Permit”).  The Company Disclosure Letter lists each Company Insurance Permit.  Each Company Insurance Permit is valid, in good standing and in full force and effect, and the Company Insurance Subsidiaries are in compliance in all material respects with the terms of each Company Insurance Permit and, to the Company’s Knowledge, there has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to any Insurance Regulator any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any Company Insurance Permit.  Neither the Company nor any of its Company Insurance Subsidiaries has received written notice of any revocation or modification of any Company Insurance Permit.  Neither the Company, its Subsidiaries nor their respective operations is, or since December 31, 2006 has been, (i) engaged in any insurance or reinsurance business in any jurisdiction where it is required by applicable Law to be authorized or qualified to transact such business where it is not so authorized or qualified or (ii) otherwise in material violation of any Law applicable to its business, properties or operations that is administered by an Insurance Regulator.  To the Knowledge of the Company, no investigation or review by any Insurance Regulator with respect to the Company, any of the Company Insurance Subsidiaries or any Company Insurance Permit is pending or threatened, nor, to the Knowledge of the Company, has any Insurance Regulator indicated in writing an intention to conduct the same, against the Company or any of its Company Insurance Subsidiaries, alleging any material violation of any Law.  Except as set forth in the Company Disclosure Letter, there are no restrictions, conditions or requirements that have been imposed by any Insurance Regulator on the Company or its Company Insurance Subsidiaries that have had or would reasonably be expected to have a Company Material Adverse Effect.

(h)                 To the Knowledge of the Company, each of its Agents was, on the date of each such Agent’s appointment, duly licensed or approved for the type of activity and business conducted or written, sold, produced, underwritten or administered by such Agent for the Company Insurance Subsidiaries.  To the Knowledge of the Company, as of the date of this Agreement, no Agent has violated or is currently in violation, in each case in any material respect, of any Law applicable to the writing, sale, production, underwriting or administration of business for a Company Insurance Subsidiary.  Each Agent was appointed by the Company Insurance Subsidiaries in compliance in all material respects with applicable Laws administered by any Insurance Regulator and all processes and procedures used in making inquiries with respect of such Agent were undertaken in compliance in all material respects with applicable Laws administered by any Insurance Regulator.

(i)                  The representations and warranties in this Section 3.06 constitute the only representations and warranties of the Company to Parent and M&A Sub with respect to insurance matters and Laws applicable thereto, other than (i) Sections 3.05, 3.07, 3.08, 3.16 and 3.17 and (ii) insurance matters and Laws applicable to third party administration, as to which representations and warranties of the Company to Parent and M&A Sub are made elsewhere in this Article 3.

3.07   Consents and Approvals; No Violations.

(a                   No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, except as may be required (i) by Nasdaq or under the Exchange Act, (ii) under state securities or “blue sky” Laws, (iii) under state or other jurisdiction takeover Laws, (iv) under state and foreign insurance regulatory Laws and regulations, including without limitation filings with the Department of Insurance for the State of California and the notification and/or consent requirements of the Bermuda Monetary Authority (the “BMA”) under the Bermuda Insurance Act 1978 and the Exchange Control Act 1972, (v) the filing of the application to register the Transaction pursuant to the Companies Act, (vi) under the United States Longshore and Harbor Workers’ Compensation Act, including filing with the U.S. Department of Labor, and (vii) under Permits as to which the failure to obtain such consent, approval, Order or authorization or make such registration, filing or notification would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b                   Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transaction or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the respective Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a material violation or breach of, or constitute a material default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities of the Company under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or the creation of any material Lien under, any of the terms, conditions or provisions of any Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective material properties or assets may be bound, or (iii) provided that the consents, approvals, Orders, authorizations, registrations, filings and notifications referenced in Section 3.07(a) have been obtained or made, violate in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

3.08   Litigation.  There are no Actions pending against, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority that (a) is material to the Company and its Subsidiaries taken as a whole, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the Transaction, (c) allege criminal action or inaction or (d) alleges extra-contractual liability of any Company Insurance Subsidiary or its Agents arising out of actual or alleged misconduct in connection with the administration of General Insurance Contracts in effect as of the date hereof.  Neither the Company nor any of its Subsidiaries or properties is subject to any Order having, or which would reasonably be expected to have, a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, Employees and agents of the Company.

3.09   Material Contracts.

(a)                 Each Material Contract by which the Company, or any of its Subsidiaries or the respective assets, business or operations thereof is bound is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto (except, with respect to each other party, as may be limited by the Enforceability Exceptions) and is in full force and effect.

(b)                 Neither the Company nor its Subsidiaries is, nor has the Company received any written notice or has any Knowledge that any other party thereto is, in default in any material respect under any Material Contract.

3.10   Other Company Permits; Compliance with Applicable Laws.  Neither the Company nor any of its Subsidiaries is in violation of any term of its memorandum of association, articles of association, bye-laws or other Organizational Documents.  The Company and its Subsidiaries hold all Other Company Permits.  The Company Disclosure Letter lists each Other Company Permit together with the name of the Governmental Authority issuing such Other Company Permit.  The Other Company Permits are valid, in good standing and in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Other Company Permits and, to the Company’s Knowledge, there has occurred no material violation of, material default (with or without notice or lapse of time or both) under or event giving to any Person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Other Company Permit.  Neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any Other Company Permit.  None of the Company, any of its Subsidiaries nor any of their respective operations is, or since December 31, 2006 has been, (a) engaged in any third party administration business in any jurisdiction where it is required by applicable Law to be authorized or qualified to transact such business where it is not so authorized or qualified or (b) otherwise in violation in any material respect of any Law applicable to its business, properties or operations.  To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any Other Company Permits is pending or threatened, nor has any Governmental Authority indicated an intention in writing to conduct the same, against the Company or any of its Subsidiaries, alleging any material violation of any Law.

3.11   Employment Matters.

(a)                 The Company has provided to Parent a list as of September 7, 2010 of all employees of the Company and its Subsidiaries, together with their job title and bi-weekly regular earnings, regular earnings year to date, overtime earnings year to date, bi-weekly automobile allowance and automobile allowance year to date.

(b)                 The Company Disclosure Letter lists all employment Contracts (other than “offer letters”) and severance Contracts between the Company or any of its Subsidiaries and their respective employees under which the Company or any of its Subsidiaries has continuing obligations, and all Contracts, Company Plans, plans and arrangements pursuant to which the Company is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company.

(c)                 No employee of the Company and any of its Subsidiaries is represented by any union or other labor organization, and to the Knowledge of the Company, there is no person attempting to represent or organize or purporting to represent for bargaining purposes any such employees.  No organized or otherwise general labor dispute with employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened.

(d)                The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety or health, wages and hours, overtime, civil rights, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, immigration, and collective bargaining.

(e)                 As of the date hereof, there are no actual, pending or, to the Knowledge of the Company, threatened Actions under or in respect of any federal or U.S. state employment-related Law.

(f)                  Neither the Company nor any of its Subsidiaries has any employees in Bermuda who are subject to any of the Employment Act 2000, the Hospital Insurance Act 1970, the Contributory Pensions Act 1970, the National Pension Scheme (Occupational Pensions) Act 1998, the Health and Safety at Work Act 1982, the Occupational Safety and Health Act 1982, the Human Rights Act 1981, and the Bermuda Immigration and Protection Act 1956, or other employment Laws covering employees in Bermuda, in each case as amended from time to time and in each case, together with all regulations promulgated thereunder.

3.12  Taxes.

(a)                 The Company and its Subsidiaries have filed or caused to be filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed on or prior to the date hereof, and have paid in full or made adequate provision (in accordance with U.S. GAAP) for the payment of all material Taxes (including taxes withheld from employees’ salaries and other withholding Taxes and obligations), whether or not shown to be due on such Tax Returns, required to be paid or discharged, other than payments that are being contested in good faith by appropriate proceedings.  All such Tax Returns are true, correct and complete in all material respects.  All material written assessments of Taxes due and payable by or on behalf of the Company or any of its Subsidiaries have either been paid or provided for (in accordance with U.S. GAAP) or are being contested in good faith by appropriate proceedings.

(b)                There are no Tax claims pending against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no Knowledge of any threatened claim for Tax deficiencies.  No material issues have been raised in any examination by any Tax Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any Tax Authority.  The Company and its Subsidiaries do not have any liability for any Taxes of any corporation or entity other than the Company and its Subsidiaries.

(c)                 With respect to the year ended December 31, 2009 and for the period commencing January 1, 2010 and ending on the Closing Date, there is no (i) reinsurance transaction by the Company or any of its Subsidiaries directly with shareholders of the Company or (ii) to the Knowledge of the Company, reinsurance transaction by the Company or any of its Subsidiaries directly or indirectly with Persons related to shareholders of the Company that would cause the Company or any of its Subsidiaries to have any “related person insurance income,” within the meaning of Section 953(c)(2) of the Code.  The Company did not have for the year ended December 31, 2009, and does not expect to have for the period ending at the Closing Date (treating such period as if it were a taxable year) ownership by insureds in excess of the exception contained in Section 953(c)(3)(A) of the Code, or “related person insurance income” within the meaning of Section 953(c)(2) of the Code in excess of the exception provided in Sections 953(c)(3)(B) of the Code.

(d)                 Neither the Company nor any Subsidiary of the Company is a party to any Tax sharing or similar allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Subsidiary of the Company will be bound by any Tax Sharing Agreements or similar arrangement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(e)                 Neither the Company nor any of its Subsidiaries has (i) requested a private letter ruling from the IRS or comparable rulings from other Tax Authorities or (ii) entered into any “closing agreement” as described in Section 7121 of the Code (or any agreement under any corresponding or similar provision of foreign, state or local Tax law).

(f)                  Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.13   Employee Benefit Plans.

(a)                 The Company has delivered or made available to Parent an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since December 31, 2007 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (viii) all notices that were given by the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan to the IRS, the U.S. Department of Labor (the “DOL”) or any participant or beneficiary pursuant to statute, since December 31, 2006, (ix) all notices with respect to a Company Plan that were given by the IRS or the DOL to the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan since December 31, 2006, (x) the most recent determination or prototype opinion letter issued by the IRS for each Company Plan, if applicable, and (xi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A or 457A of the Code.

(b)                 Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) Multiemployer Plan, (ii) Title IV Plan (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

(c)                 Each Company Plan is and has been in all material respects maintained, funded, operated and administered, and the Company and its Subsidiaries have performed their obligations in all material respects under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in compliance in all material respects with all applicable Laws, including ERISA and the Code.  Each Company Plan that provides deferred compensation subject to Section 409A or 457A of the Code is in compliance in all material respects with Section 409A and 457A, as applicable, in form and operation.

(d)                 Except as would not reasonably be expected to result in a material Liability to the Company, no transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan.  Neither the Company nor any of its Subsidiaries has any Liability to the IRS with respect to any Company Plan, including any Liability imposed by the excise Tax provisions of Chapter 43 of the Code.  There is no unfunded Liability under any Company Plan.  Other than routine claims for benefits submitted by participants or beneficiaries, no material claim against, or material Action involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened.

(e)                 Each Company Plan that is intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”) of the Company and its Subsidiaries has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in all material respects in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code.  To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f)                 The consummation of the Transaction and the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan with respect to, any director, officer, employee, or former director, former officer or former employee of the Company or a Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has made or has become obligated to make, and neither the Company nor any of its Subsidiaries will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will Parent or any of its Subsidiaries be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(g)                 The Company has complied in all material respects with all contribution requirements (including all employer contributions and employee contributions) under any of the Company Plans (including workers compensation) or applicable Law.

(h)                  Neither the Company nor any Subsidiary of the Company has any current or projected liability in respect of post-retirement health or life insurance benefits for retired, former or current employees of the Company or any Subsidiary of the Company, the cost of which is not entirely borne by the eligible participants, except as required to avoid excise tax under Section 4980B of the Code.  No condition exists that would prevent the Company from amending or terminating, without material cost to the Company, any Company Plan providing health, medical or life insurance benefits in respect of any Employee or former employee of the Company or any Company Subsidiary, except as provided by applicable Law.

(i)                  Neither the Company nor any Subsidiary of the Company has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, provincial, state or foreign plant closing notice or collective dismissal law.  The number, date of employment loss, and facility location of each employee who has incurred an employment loss that would be covered by WARN or such aforesaid law since March 1, 2010 is set forth on the Company Disclosure Letter.

3.14   Intellectual Property.

(a)                 The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens) and takes all reasonable actions to protect, all material Intellectual Property used in or necessary for the conduct of its business as conducted by the Company and its Subsidiaries on the date hereof (the “Company Material IP”), including commercially reasonable steps to maintain the confidentiality of all information related to the Company Material IP that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use.

(b)                 To the Knowledge of the Company, the use of any Company Material IP by the Company and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Company Material IP.

(c)                 To the Knowledge of the Company, no Person is challenging or infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Company Material IP.

(d)                 Neither the Company nor any Subsidiary of the Company has transferred ownership of, or granted any exclusive license with respect to any Company Material IP that is or was at the time of transfer or license material to the business of the Company or any Subsidiary of the Company.

(e)                 Neither the Company nor any Subsidiary of the Company has received any written notice of any pending or threatened claim with respect to the Intellectual Property of the Company.

3.15   Real and Personal Property.  The Company and its Subsidiaries have good title to, and are the lawful owner of, or have the right to use pursuant to a license or otherwise, all of the material tangible and intangible assets, properties and rights used in their businesses and all material tangible and intangible assets, properties and rights reflected in the Company Financial Statements or acquired since December 31, 2009, free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Company, material defects.  All material real and personal property leases of the Company and its Subsidiaries are valid, binding and enforceable against the Company or its Subsidiaries (subject to the Enforceability Exceptions), as the case may be (and, to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions), in accordance with their respective terms, and there does not exist, under any material lease of real property or personal property, any material default or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to the Knowledge of the Company, by any other party thereto.

3.16   Insurance.  Copies of all material Company Insurance Policies have been provided or made available to Parent.  All such Company Insurance Policies are in full force and effect and were in full force and effect during the periods of time such Company Insurance Policies are purported to be in effect, and neither the Company nor any Subsidiary of the Company (a) is in material breach or default or (b) has taken any action or failed to take any action, and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any such Company Insurance Policy, except for such Company Insurance Policies as to which the failure to be in full force and effect or such breach, default, action or event would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.17   Investments; Derivatives.  The Company has provided Parent with a true and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of June 30, 2010 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries after such date, the “Investment Assets”).  Except for Investment Assets sold in the ordinary course of business and in all material respects in accordance with the Company’s policies with respect to the investment of the Investment Assets made available to Parent (the “Investment Policy”) or as contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens.  Neither the Company nor any of its Subsidiaries holds any derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s account, or for the account of any of its Subsidiaries or their customers.  Except as set forth in the Company Disclosure Letter, the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Policy.

3.18   Opinion of Financial Advisors.  The Company has received the opinion (the “Company Fairness Opinion”) of LMC Capital LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in the opinion, the Transaction Consideration to be received by the holders of Common Shares and Class B Shares in the Transaction is fair, from a financial point of view, to such holders, it being agreed by Parent and M&A Sub that they have no right to rely upon such opinion.

3.19   Brokers.  Except for the Company Financial Advisor and as disclosed in the Company Disclosure Letter, no broker, finder, investment banker, other intermediary or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.  Copies of the engagement agreements and any other agreements between the Company or any of its Affiliates, on the one hand, and the Company Financial Advisor, on the other hand, have been provided or made available to Parent.

3.20   Foreign Corrupt Practices Act.  Neither a U.S. Governmental Authority nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged material violation or breach of the Foreign Corrupt Practices Act.  To the Knowledge of the Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act.  To the Company’s Knowledge, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act.

3.21   Required Company Vote.  The Required Company Vote is the only vote of the holders of any class or series of the Company’s shares necessary under applicable Law to approve this Agreement and to adopt the Transaction in accordance with this Agreement and the other transactions contemplated by this Agreement.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE 3, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, M&A SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTS, FORECASTS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF PARENT AND M&A SUB

Except as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by Parent to the Company prior to or at the time of the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and M&A Sub, jointly and severally, represents and warrants to the Company as follows:

4.01   Organization and Qualification; Capitalization; Subsidiaries.

(a)                 Each of Parent and M&A Sub is a corporation or legal entity duly formed, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its formation.

(b)                 Each of Parent and M&A Sub is duly qualified or licensed to do business and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any failures to be so duly qualified or licensed and in good standing that do not individually or in the aggregate have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c)                 M&A Sub is a Subsidiary of Parent and is a corporation formed and organized under the laws of the State of Delaware, and 100% of the equity interests of M&A Sub are held directly by Parent.  The membership interests in Parent are owned as set forth in the Parent Disclosure Letter.

4.02   Authority Relative to This Agreement.  No vote of holders of share capital of Parent is necessary to approve this Agreement, or the Transaction or the other transactions contemplated by this Agreement.  Each of Parent and M&A Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the Transaction and the other transactions contemplated by this Agreement.  Each of Parent and M&A Sub has duly and validly authorized the execution and delivery of this Agreement and has approved the consummation of the Transaction and the other transactions contemplated by this Agreement.  No additional corporate proceedings on the part of any of Parent, M&A Sub or any of Parent’s other Subsidiaries or Affiliates are necessary to authorize this Agreement or to consummate the Transaction or the other transactions contemplated by this Agreement.  This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by Parent and M&A Sub and (assuming due authorization, execution and delivery by the Company) this Agreement and the Bermuda Amalgamation Agreement constitute valid, legal and binding agreements of Parent and M&A Sub, enforceable against Parent and M&A Sub in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

4.03   Consents and Approvals; No Violations.

(a)                 No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by Parent or M&A Sub, or the consummation by Parent and M&A Sub of the transactions contemplated by this Agreement, except (i) under state securities or “blue sky” Laws, (ii) under state or other jurisdiction takeover Laws, (iii) under state and foreign insurance regulatory Laws and commissions, including without limitation the Department of Insurance for the State of California, and the notification and consent requirements of the BMA under the Bermuda Insurance Act 1978, and (iv) the filing of the application to register the Transaction pursuant to the Companies Act.

(b)                 Neither the execution, delivery and performance of this Agreement by Parent or M&A Sub nor the consummation by Parent or M&A Sub of the Transaction or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent or M&A Sub, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation under, any of the terms, conditions or provisions of any material Contract to which Parent or M&A Sub is a party or by which any of them or their respective material properties or assets may be bound or (iii) provided that the filings, notifications, Permits, consents and approvals referenced in Section 4.03(a) have been made or obtained, violate in any material respect any Law or Order applicable to Parent or any of its properties or assets.

4.04   Litigation.  There are no Actions pending against, or to the Knowledge of Parent, threatened against Parent or M&A Sub or any of their respective properties before any Governmental Authority that (a) is material to Parent and its subsidiaries taken as a whole, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) allege criminal action or inaction.  Neither Parent, M&A Sub nor any of their respective properties is subject to any Order having, or which would reasonably be expected to have a material adverse effect on Parent and it subsidiaries taken as a whole, or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

4.05   Brokers.  No broker, finder, investment banker, other intermediary or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

4.06   Interim Operations of M&A Sub.  M&A Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business and incurred no Liabilities other than, in each case, in connection with the transactions contemplated by this Agreement.

4.07    Financing.  Parent and M&A Sub will have, as of the Effective Time, immediately available funds, without any restrictions or conditions on use thereon, necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Article 2 and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all Expenses.  Lancer has entered into a financing commitment with Parent to provide to Parent the cash required to be deposited by Parent with the Paying Agent pursuant to Section 2.07(a).  Such financing commitment has been duly and validly authorized, executed and delivered by Lancer, constitutes the valid, legal and binding obligation of Lancer, enforceable against Lancer in accordance with its terms (subject to the Enforceability Exceptions), and is subject to no restrictions or conditions, other than the satisfaction of the conditions to Parent’s and M&A Sub’s obligations under this Agreement.

4.08   Proxy Statement Information.  The information about Lancer, Parent and M&A Sub to be provided to the Company pursuant to Section 6.01 for inclusion in the Proxy Statement will not include a misstatement of a material fact or omit to state any material fact necessary to make such information, in light of the circumstances under which it is given, not misleading.

ARTICLE 5

COVENANTS RELATED TO CONDUCT OF BUSINESS

5.01   Conduct of Business of the Company.  Except for matters expressly permitted by any provision of this Agreement or required by applicable Law, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement pursuant to Article 8, the Company will, and will cause each of its Subsidiaries to (i) conduct its business and operations in, and not take any action except in, the ordinary course of business and, in all material respects, in accordance with applicable Law, and (ii) use commercially reasonable efforts to preserve its current business organization, maintain all of its Company Insurance Permits (other than Company Insurance Permits held by Twin Bridge unless Twin Bridges is then conducting business for which such Company Insurance Permits are required), Other Company Permits and Material Contracts in full force and effect and timely file and prosecute any necessary applications for renewal of the Company Insurance Permits and Other Company Permits, collect its receivables in the ordinary course, and preserve its relationships with Insurance Regulators and others having material business dealings with it, including rating agencies.  Except for matters expressly permitted by any provision of this Agreement (or described in the Company Disclosure Letter) or required by applicable Law or the terms of any Material Contract, from the date hereof to the Closing Date, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (except for the matters described in clauses (g), (i), (l) and (o) below, with regard to which Parent may withhold consent in its sole discretion):

(a)                 adopt or propose any change in its Organizational Documents or those of its Subsidiaries;

(b)                 authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) or agree or commit to issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital shares of the Company or any of its Subsidiaries of any class or any other securities convertible into or exchangeable for any such stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of such shares or other capital stock, except in connection with the acquisition by the Company of Company Restricted Shares in connection with the withholding of payroll and other taxes in accordance with the Company Incentive Plan (and it being understood that the Company shall be permitted to issue Common Shares in connection with the vesting of Company Restricted Shares outstanding as of the date hereof, as contemplated by Section 2.09);

(c)                 (i) adjust, split, combine, recapitalize or reclassify any of its capital shares other than a reverse split of its Common Shares and Class B Shares pursuant to the approval of the Company’s shareholders at the Company’s 2010 annual general meeting of shareholders held on May 5, 2010, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital shares other than dividends by direct or indirect wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities, except in connection with the acquisition by the Company of Company Restricted Shares in connection with the withholding of payroll and other taxes in accordance with the Company Incentive Plan or (iv) grant any Person any right or option to acquire any of its capital shares;

(d)                 terminate or cancel any insurance coverage maintained by it or any of its Subsidiaries with respect to any material assets, unless such coverage is replaced by a comparable amount of insurance coverage;

(e)                 (i) incur or assume any Indebtedness (other than the Permitted Indebtedness), (ii) repurchase or repay any long-term or short-term Indebtedness other than in accordance with its terms, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than Permitted Indebtedness and other than the endorsement of checks for collection in the ordinary course of business), or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than in the Company or Subsidiaries of the Company, travel and other business-related advances to Employees in the ordinary course of business and consistent with past practice, and investments in Investment Assets in the ordinary course of business and in compliance in all material respects with the Investment Policy);

(f)                  except (i) for normal increases in compensation of Employees (other than officers and directors) of the Company and its Subsidiaries consistent with past practice, (ii) to satisfy contractual obligations existing on the date hereof, (iii) for employment arrangements for newly hired Employees (other than officers or directors), or (iv) as required under any retention or employment agreement, plan or arrangement disclosed in the Company Disclosure Letter or in any Company SEC Document or as provided by this Agreement with respect to the vesting of Company Restricted Shares, (A) terminate, establish, adopt, amend, enter into, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plan or other plan, policy or program that would be a Company Plan if in effect as of the date hereof, (B) increase or commit to increase the compensation payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue with respect to any Employee, director or officer of the Company, (C) either (1) increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue with respect to any director or officer of the Company or (2) other than in the ordinary course of business, increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue with respect to any Employee (other than a director or officer) of the Company, (D) either (1) waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any officer or director of the Company or such Subsidiary or (2) other than in the ordinary course of business, waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any Employee (other than a director or officer) of the Company or such Subsidiary, (E) extend any loan to any director or officer of the Company or its Subsidiaries (other than travel and other business-related advances to Employees in the ordinary course of business and consistent with past practice), (F) grant any equity or equity-based awards, including without limitation to any director, officer or Employee of the Company or its Subsidiaries, or (G) enter into any employment Contract with any officer, director or Employee of the Company or any of its Subsidiaries;

(g)                 (i) assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any Lien (other than Permitted Liens), any amount of the Company’s or any of its Subsidiaries’ property or assets, whether tangible or intangible, that individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, or (ii) acquire any assets that are material to the Company and its Subsidiaries, taken as a whole, in each case other than Investment Assets disposed of, encumbered or acquired in the ordinary course of business and in compliance in all material respects with the Investment Policy;

(h)                 except as may be required as a result of a change in U.S. GAAP or SAP, change any accounting principles or practices used by it;

(i)                  (i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, (ii) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than the acquisition of Investment Assets in the ordinary course of business and in compliance in all material respects with the Investment Policy) or (iii) authorize or make any new capital expenditure in no event exceeding U.S. $100,000 individually or in the aggregate;

(j)                  (i) surrender any right to claim a material Tax refund or credit, offset or other material reduction in Tax liability or (ii) settle any Tax audit, file any Tax Return (other than in manner consistent with past practice), file an amended Tax Return, file a claim for a Tax refund, make or amend any Tax election, consent to any extension of the limitations period applicable to any Tax claim or assessment, file a request for any Tax ruling with any Governmental Authority or (iii) enter into any agreement with respect to Taxes with any Person (including any agreement providing for any Tax indemnification or Tax sharing or allocation) or grant any power of attorney with respect to Taxes;

(k)                 except in the ordinary course of business, pay, discharge, waive, settle or satisfy any material claims or Liabilities, other than (i) as required by their terms in effect on the date hereof, (ii) the Expenses, (iii) the Actions described in Section 5.01(k) of the Company Disclosure Letter (the “Specified Actions”) and (iv) to the extent permitted by Section 5.01(l);

(l)                  except for the Specified Actions, settle or compromise any pending or threatened litigation involving the Company or any of its Subsidiaries for a cash amount or which settlement or compromise imposes or concedes any fault on the part of the Company or any of its Subsidiaries or imposes any restrictions on any of their future activities that negatively impacts the ability of the Company or any of its Subsidiaries to transact business in the ordinary course as presently conducted, or settle or compromise any matter involving any Insurance Regulator or other Governmental Authority or securities claim class action against it, other than settlements or compromises of pending or threatened litigation arising out of claims in the ordinary course of business under General Insurance Contracts;

(m)                except as expressly provided in this Agreement or described in the Company Disclosure Letter or as required by applicable Law, any Insurance Regulator, GAAP or SAP, (i) enter into any new line of business (whether or not part of the insurance or reinsurance business), change any policy forms, change the pricing formula for insurance policies, change its claims handling policies or guidelines or change its loss reserve methodology, in each case, in any material respect; (ii) pay any claim or make any individual settlement under any General Insurance Contract involving extra-contractual liability or ex-gratia payment; (iii) make or accept any commutation, termination, cancellation or other conclusion of any ceded or assumed insurance or reinsurance liability that either exceeds $250,000 or that generates a loss in excess of the reserve held against that liability or (iv) make any material changes to its principles and practices in respect of the settlement of insurance or reinsurance liabilities;

(n)                 except as required by applicable Law, fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy in any material respect;

(o)                 voluntarily forfeit, abandon, modify, waive, terminate or otherwise change in any material adverse respect any Company Insurance Permit;

(p)                 enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

(q)                 other than in the ordinary course of business, enter into or amend in any material adverse respect, or voluntarily terminate, waive, cancel, release or assign any material right or claim under any Material Contract;

(r)                  fail to (i) file or furnish to or with the SEC or any Insurance Regulator all reports, schedules, forms, statements and other documents required to be filed or furnished or (ii) comply in any material respect with the requirements of the Sarbanes-Oxley Act applicable to it;

(s)                 make any material change in its underwriting, reinsurance, claim processing and payment practices, except as required by applicable Law or any Insurance Regulator; or

(t)                  voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any Other Company Permit, except (i) any such forfeitures, abandonments, modification, changes, waivers or terminations of any Other Company Permit as would not restrict the business or operations of the Company or any of its Subsidiaries in any material respect or (ii) any such modifications or changes that would expand the Other Company Permits in a way favorable to the Company.

5.02   Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or M&A Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries or shall give the Company, directly or indirectly, the right to control or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.01  Required Filings and Consents; Preparation of the Proxy Statement; Shareholders Meetings.

(a)                 As promptly as reasonably practicable following the execution of this Agreement (and in no event later than thirty (30) days from the date hereof), Parent and Company shall (i) determine whether any action by or in respect of, or filing with, any Insurance Regulator is required to be made by the Company, Parent, M&A Sub or the Resultant Company, or any consents, approvals or waivers are required to be obtained by the Company under or in connection with any Company Insurance Permit (a “Requisite Insurance Regulatory Approval”), (ii) determine whether any action by or in respect of, or filing with, any Governmental Authority (other than an Insurance Regulator) is required to be made by the Company, Parent, M&A Sub or the Resultant Company, or any consents, approvals or waivers are required to be obtained by the Company under or in connection with any Material Contract or any Other Company Permit or by Parent or M&A Sub under any material contract or material Permit to which Parent or M&A Sub is a party or by which either of them is bound (a “Required Contract or Other Permit Consent”), in the case of (i) and (ii) above, in connection with or as a condition to the consummation of the transactions contemplated by this Agreement, and (iii) timely take any such action, make any such filing and seek to obtain any such consent, approval or waiver required in connection therewith.  Notwithstanding anything contained in this Agreement, in the case of Requisite Insurance Regulatory Approvals, (x) the substance of any such filings and requests for consent, approval or waiver must be acceptable to Parent in its sole discretion, and (y) in no event shall Parent be required to agree to (1) any commitment to contribute additional capital to any Company Insurance Subsidiary, or (2) any restriction, term, condition or requirement that negatively impacts the ability of a Company Insurance Subsidiary to transact business in the ordinary course as presently conducted (other than the imposition of any restriction, term, condition or requirement that limits or affects the ability of Twin Bridges to issue General Insurance Contracts).

(b)                 As promptly as reasonably practicable following the execution of this Agreement (and, in no event later than thirty (30) days after the date hereof), the Company shall prepare and file the proxy statement relating to the Company Shareholder Meeting with the SEC (including any amendments and supplements thereto) (the “Proxy Statement”), Parent shall furnish to the Company all information concerning Lancer, it and M&A Sub as may reasonably be requested by the Company in connection with the preparation of the Proxy Statement.  The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act.  The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. The Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the SEC. The Company and Parent shall cooperate with each other in connection with the preparation and filing of the Proxy Statement and responses to comments thereto of the SEC or its staff.  The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such documents with the SEC, and provide Parent with a copy of all such filings made with the SEC.  If at any time prior to obtaining the Required Company Vote, any Party discovers any information relating to the Company, Parent or any of their respective Subsidiaries or any of their respective officers, directors or Affiliates which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, as soon as reasonably practicable, the Company shall prepare an appropriate amendment or supplement to the Proxy Statement to be filed with the SEC, describing such information and, to the extent required by Law, such information shall be disseminated to the shareholders of the Company.

(c)                  Except as otherwise contemplated by this Agreement, no amendment or supplement to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the immediately preceding sentence, the Company, pursuant to, and subject to the terms of, Section 6.05, may amend or supplement the Proxy Statement pursuant to a Qualifying Amendment to effect such a change, and in such event, the Parent’s right of approval set forth in this Section 6.01(c) shall apply only with respect to information relating to Parent or its business, financial condition or results of operations, and shall be subject to the right of each Party to have its board of directors’ deliberations and conclusions accurately described.  A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement to the extent that it contains (i) a change in, or withdrawal, modification, qualification or amendment of, the Recommendation to Shareholders, (ii) a statement of the reasons of the Company’s board of directors (or a committee thereof) for making such change in, or withdrawal, modification, qualification or amendment to, the Recommendation to Shareholders, and (iii) additional information reasonably related to the foregoing.

6.02   Board Actions and Shareholders Meeting (a) .

(a)                 The Company shall take all necessary steps, in accordance with applicable Law and its Organizational Documents, duly to call, give notice of, convene and hold, as soon as reasonably practicable after responding to all comments of the SEC or its staff to the Proxy Statement to the satisfaction of the SEC, a meeting of the holders of the Common Shares and Class B Shares (as adjourned or postponed in accordance with Section 6.02(c), applicable Law and Company’s Organizational Documents, the “Company Shareholder Meeting”) on a date mutually agreed between Company and Parent, which date shall in no event be later than sixty (60) calendar days after the first mailing of the definitive Proxy Statement.  The Company shall mail, or cause to be mailed, the Proxy Statement to its shareholders as promptly as reasonably practicable after resolving all comments of the SEC or its staff to the Proxy Statement to the satisfaction of the SEC.

(b)                 Except as otherwise permitted by Section 6.01, the Company’s board of directors (or a committee thereof) shall recommend approval of this Agreement, the Bermuda Amalgamation Agreement and the Transaction by the holders of the Common Shares and Class B Shares and include in the Proxy Statement such recommendation (the “Recommendation to Shareholders”), as well as the Company Fairness Opinion.

(c)                 The Company agrees that (i) except (A) in order to obtain a required quorum or as otherwise required under applicable Law, or (B) as required in order to hold the Company Shareholder Meeting after the satisfaction of the conditions set forth in Section 7.02(i) or (j), it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholder Meeting and (b) it shall use its commercially reasonable efforts to obtain the requisite quorum and to solicit from its shareholders proxies in favor of this Agreement, the Bermuda Amalgamation Agreement and the Transaction, and obtain the Required Company Vote, subject in all respects to the provisions of Section 6.05.

6.03   Access to Information.  Between the date hereof and the Closing Date, the Company will (i) give Parent and its authorized representatives (including counsel, financial advisors and accountants) reasonable access on reasonable notice during normal business hours to all key employees, key facilities and to all books and records of the Company and its Subsidiaries, which access shall be subject to the reasonable security procedures of the Company and its Subsidiaries, and (ii) cause the Company’s officers and key employees and those of its Subsidiaries, and request its auditors, counsel and financial advisors, to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and to furnish Parent and its authorized representatives (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, however, that the Company may withhold (A) any document or information that is subject to the terms of a confidentiality agreement with a third party, (B) any document or information, if such disclosure would violate applicable Law or (C) such portions of documents or information that are subject to attorney-client privilege and the provision of which, as determined by Company’s counsel, may eliminate the privilege pertaining to such portion of such documents, in each case, only after the Company has endeavored in good faith, but without any cost or expense to the Company, to enter into arrangements or obtain consents or waivers that would permit the Company to make such document or information available to Parent, but has failed to enter into such arrangements or obtain such consents or waivers.

6.04   Commercially Reasonable Efforts.

(a)                 Subject to the terms and conditions of this Agreement, each Party will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to consummate the Transaction and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all required material Permits from any Governmental Authority and all other material consents, waivers, Orders, approvals, and clearances necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transaction or any of the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each Party agrees (i) to make or cause to be made all filings that are required or advisable by applicable Law of Bermuda or the United States or such other Laws with respect to the transactions contemplated by this Agreement, with the objective of obtaining the Requisite Insurance Regulatory Approvals and the Required Contract and Other Permit Consents, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Laws and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under such Laws as soon as practicable.

(b)                 Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.04(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other of the status of any of the matters contemplated by this Section 6.04, including providing the other with a copy of any written communication (or a summary of any material oral communications) received by any Party from, or given by such Party to, any Governmental Authority and of any written communication (or summary of any material oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person.

(c)                 Notwithstanding the foregoing or any other provision of this Agreement, as promptly as reasonably practicable following the execution of this Agreement (and, in no event later than fifteen (15) Business Days after the date hereof), Parent shall make all Form A and other filings required by Insurance Regulators in the United States and in Bermuda (the “Form A Filings”) following the execution of this Agreement (which filings shall be made in any event within fifteen (15) Business Days after the date hereof).  Parent and the Company shall supply promptly any additional information and documentary material that may be requested by such Insurance Regulators in connection therewith and otherwise fully and promptly cooperate in seeking and obtaining the approvals contemplated thereby, provided that Parent shall in no event be required to agree to (i) any commitment to contribute additional capital to any Company Insurance Subsidiary, or (ii) any restriction, term, condition or requirement that negatively impacts the ability of a Company Insurance Subsidiary to transact business in the ordinary course as presently conducted (other than the imposition of any restriction, term, condition or requirement that limits or affects the ability of Twin Bridges to issue General Insurance Contracts).

(d)                 In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.04, if (i) any objections are asserted with respect to the transactions contemplated by this Agreement under any Law or Order, (ii) any administrative or judicial Action is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Transaction or any of the other transactions contemplated by this Agreement as violative of any Law or Order or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Transaction or any of the other transactions contemplated by this Agreement, or (iii) any Law is enacted, entered, promulgated or enforced, or any Order is issued, by a Governmental Authority that would make the Transaction or any of the other transactions contemplated by this Agreement illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Transaction or any of the other transactions contemplated by this Agreement, then each of the Company and Parent shall use its commercially reasonable efforts to resolve any such objections or Actions so as to permit the consummation of the transactions contemplated by this Agreement, including selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections or Actions or eliminate such illegality, provided that, in the case of any Requisite Insurance Regulatory Approval, Parent shall in no event be required to agree to (i) any commitment to contribute additional capital to any Company Insurance Subsidiary, or (ii) any restriction, term, condition or requirement that negatively impacts the ability of a Company Insurance Subsidiary to transact business in the ordinary course as presently conducted (other than the imposition of any restriction, term, condition or requirement that limits or affects the ability of Twin Bridges to issue General Insurance Contracts).

(e)                 Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.04 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.02(a) or 8.02(b) so long as such Party has otherwise complied with its obligations under this Section 6.04 prior to such termination.

(f)                  Each of the Company and Parent shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover Law becomes applicable to this Agreement, the Transaction, or any other transactions contemplated by this Agreement, use its commercially reasonable efforts to take such actions so that such Law will cease to be applicable to this Agreement or any of the transactions contemplated by this Agreement or ensure that the Transaction and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Transaction and the other transactions contemplated by this Agreement.

6.05   Acquisition Proposals.

(a)                 (i)               From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 8, the Company will not, and will cause its Subsidiaries and each officer, director, financial advisor, auditor, investment banker, finder, business broker, attorney and accountant of the Company or any of its Subsidiaries (collectively, “Representatives”) not to, and will not authorize any other Person (such as its employees and agents) to, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information) the making by any Person (other than Parent) of any Acquisition Proposal, (B) engage in any discussions or negotiations regarding, or provide access to the Company’s books, properties or employees or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal or any inquiries with respect to any Acquisition Proposal, or (C) enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (other than a confidentiality agreement to the extent contemplated in Section 6.05(a)(ii)(C)); provided that nothing contained in this Section 6.05(a) or any other provision of this Agreement shall prohibit the Company or its Representatives from contacting any Person or group of Persons that has made an Acquisition Proposal after the date of this Agreement to request clarification of and additional details with respect to the terms and conditions of such Acquisition Proposal solely in order to determine whether or not such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and no such action shall be a breach of any provision of this Section 6.05(a) or any other provision of this Agreement.

(ii)               Notwithstanding the provisions of Section 6.05(a)(i), the Company and its Subsidiaries and the Representatives may provide access to the Company’s books, properties and employees and furnish information to, or engage in discussions or negotiations with, any Person that has expressed a bona fide written interest in making an Acquisition Proposal after the date of this Agreement, but only if (A) the board of directors of the Company (or a committee thereof) by a majority vote determines in good faith, after consultation with the Company’s outside counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the Required Company Vote has not yet been obtained, and (C) prior to its receipt of confidential information such Person enters into a confidentiality agreement with the Company.

(iii)              The Company shall notify Parent of having received any written expression of interest in making an Acquisition Proposal (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) no later than twenty-four (24) hours after its receipt thereof, and shall keep Parent reasonably informed as to the status of any such proposal and any such discussions or negotiations, including with respect to any material modifications to the terms of any Acquisition Proposal; provided, however, that the Company shall not be required to provide such information if doing so would breach any confidentiality agreement to which the Company is a party on the date hereof.  If after the date hereof any Person makes an Acquisition Proposal, and such Person has prior to the date hereof entered into a confidentiality agreement with the Company that prohibits disclosure of such information to Parent, the Company will use commercially reasonable efforts to amend such confidentiality agreement to permit the disclosure of such information to Parent and will not provide information to or negotiate with such Person until such confidentiality agreement is so amended.  Neither the Company nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company or any of its Subsidiaries from providing such information to Parent.

(iv)             Immediately after the execution and delivery of this Agreement, the Company will and will cause its Subsidiaries and the Representatives to (A) cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal unless any such Person makes, following the date hereof, a Superior Proposal or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal and (B) fully enforce the provisions of any confidentiality agreements entered into by the Company or any of its Subsidiaries (or their respective Representatives), except that the Company shall not be required to enforce any “standstill” or similar restriction contained therein.

(v)              Each of Parent and M&A Sub agrees that neither it nor any of their respective Subsidiaries or other Affiliates shall, and that each of them shall use its reasonable best efforts to cause its Representatives not to, intentionally enter into or seek to enter into any Contract with any Person or group of Persons that is considering or proposes to make an Acquisition Proposal that has the purpose or effect of interfering with the Company's ability to seek and obtain a Superior Proposal from such Person or group (including interfering with the ability of the Company to engage in discussions or negotiations with such Person or group in connection therewith) in accordance with the rights of the Company under this Section 6.05.

(b)                 “Superior Proposal” shall mean a bona fide written Acquisition Proposal with respect to which the board of directors of the Company (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal advisors and taking into account all relevant factors, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing, that if accepted, such Acquisition Proposal would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement; provided, that solely for purposes of the definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01, except that each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.”

(c)                 The board of directors of the Company (or a committee thereof) shall, at any time prior to receipt of the Required Company Vote, be permitted to (i) elect not to recommend to the Company’s shareholders that they give the Required Company Vote, (ii) withdraw, modify, qualify or amend the Recommendation to Shareholders or (iii) recommend to the Company’s shareholders any Superior Proposal other than the Transaction, but only if, in each case, (A) such action is taken in response to an Acquisition Proposal that did not result from a breach of this Section 6.05 and the board of directors of the Company (or a committee thereof) by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have notified Parent in writing at least three Business Days in advance of its intention to effect such withdrawal, modification, qualification or amendment or make such recommendation (such, a “Notice of Superior Proposal”), which Notice of Superior Proposal shall specify the material terms and conditions of such Superior Proposal, and shall have negotiated in good faith with Parent during such three Business Day period (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer be determined in good faith by the board of directors of the Company (or committee thereof) to constitute a Superior Proposal.

(d)                 Nothing herein shall limit the Company’s ability to (i) comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with regard to a tender or exchange offer (or to make a similar communication to shareholders in connection with any amendment to the terms of a tender offer or exchange offer); provided, however, that neither the Company nor the Company’s board of directors (nor any committee thereof) shall (A) recommend that the shareholders of the Company tender their Common Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (B) withdraw or modify the Recommendation to Shareholders, unless in each case such action would otherwise comply with the terms of this Section 6.05, it being understood and agreed that a "stop, look and listen" disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not violate the provisions of this proviso, or (ii) disclose factual information regarding the business, financial condition or results of operations of the Company and its Subsidiaries or the fact that an Acquisition Proposal has been made, the identity of the Person making the Acquisition Proposal or the material terms of such Acquisition Proposal in the Proxy Statement or otherwise to the extent the Company in good faith determines that such disclosure is required under applicable Law.

6.06   Employee Benefit Plans and Rights.

(a)                 Immediately prior to the Closing, but effective as of the Effective Time, the Company shall terminate each Company Incentive Plan.

(b)                 The Company acknowledges and agrees that nothing contained in this Agreement shall require Parent or M&A Sub after the Effective Time to keep in effect any Company Plan, or assume, recognize or give effect to any change in control provisions with respect to the severance of Employees, except to the extent required by such Company Plan or by any Contract listed in the Company Disclosure Letter.   Nothing expressed or implied herein shall confer upon any Employee of the Company or any of its Subsidiaries any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment.

(c)                 The Company shall upon request of Parent take appropriate action to terminate the Company’s 401(k) plan effective the close of business of the day immediately preceding the Effective Time so that after such termination date no employee shall become a participant in the 401(k) plan, no participant shall be credited with compensation or service for any purpose under the 401(k) plan, and no further contributions shall be made to the 401(k) plan with respect to any compensation earned after such termination date.  The Company shall provide Parent copies of documents evidencing such action reasonably in advance of such termination.  Parent shall enroll in its 401(k) plan and other welfare benefit plans any employee of the Company hired by the Resultant Company and shall waive any period for service requirements and waive any pre-existing condition limitation, in each case to the extent permitted under the applicable plan, with respect thereto.  In the alternative, at Parent’s option, and to the extent permitted under such welfare benefit plans, the Resultant Company may assume as of the Effective Time and provide benefits to its employees under the Company’s welfare benefit plans (it being understood that nothing contained herein shall require the Resultant Company to continue to provide such benefits after the Effective Time).

6.07   Fees and Expenses.  Whether or not the Transaction is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, except as otherwise provided in Sections 6.08 and 8.05.

6.08   Indemnification; Directors’ and Officers’ Insurance.

(a)                 For a period of six (6) years after the Effective Time, the Resultant Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, to the extent set forth in the Bye-Laws as of the date hereof, the present and former directors and officers of the Company and each of its Subsidiaries (and their respective heirs and representative) (the “Indemnified Parties”) from and against all Losses incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person was a director or officer of the Company or any of its Subsidiaries, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Transaction and the other transactions and actions contemplated by this Agreement), or taken by them at the request of the Company or any of the Company’s Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time.  Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the investigation and defense of any such actual or threatened Action from the Resultant Company within ten (10) Business Days of receipt by the Resultant Company from the Indemnified Party of a request therefor, to the extent set forth in the Bye-Laws as of the date hereof; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  The Resultant Company shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Action (and in which indemnification could be sought by such Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of an Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents.  With respect to any determination of whether an Indemnified Party is entitled to indemnification under this Section 6.08(a), such Indemnified Party shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Party (and reasonably acceptable to the Resultant Company), which counsel has not otherwise performed material services for the Resultant Company or any of its Affiliates within the prior three (3) years.

(b)                 The Company may (with the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) obtain as of the Closing “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to the directors’ and officers’ liability insurance in amount and scope substantially comparable to the coverage applicable to the Company’s directors and officers as of the date hereof (the “Tail Policies”).  The premium of such Tail Policies shall be no more than the amount set forth in the Company Disclosure Letter.  If the Company does not obtain the Tail Policies prior to the Closing, for a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect from insurance carriers with an A.M. Best rating of at least B+, policies of substantially comparable coverage as the policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries as of the date hereof (the “D&O Insurance”) for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Effective Time, to the extent that such liability insurance can be maintained at cost to Parent of not greater than the amount specified in Section 6.08(b) of the Company Disclosure Letter; provided that, if such insurance cannot be so maintained or obtained at such cost, Parent shall cause the Resultant Company to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six (6) years from the Closing Date) at such cost.

(c)                 Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is commenced or threatened against any party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.08 shall continue in effect until the final disposition of such Action.

(d)                 If the Resultant Company or any of its successors or assigns shall (i) consolidate or amalgamate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Resultant Company shall assume by written agreement all of the obligations of the Resultant Company set forth in this Section 6.08.

(e)                 The obligations under this Section 6.08 shall not be terminated, amended, waived or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policies (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policies (and their heirs and representatives).  Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policies (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.08, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policies (and their heirs and representatives)) under this Section 6.08 shall be in addition to, and not in substitution for, any other rights that such persons may have under the memorandum of association, bye-laws or other Organizational Documents, any and all Contracts or indemnification agreements of or entered into by the Company or any of its Subsidiaries or under applicable Law (whether at law or in equity), all of which exculpation and indemnification provisions of which shall survive the Closing and the Effective Time to the extent not expressly terminated.

(f)                  Nothing contained in this Section 6.08 shall in any way limit any rights or entitlements that any Indemnified Party may have by Contract with regard to indemnification, exculpation, advancement of legal fees, directors’ and officers’ liability insurance, errors and omissions insurance or the like.

6.09   Advice of Change.  The Company shall, upon obtaining Knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining Knowledge of any of the following, give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Closing Date, (b) any failure in any material respect of any of the Company, Parent or M&A Sub, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated by this Agreement not to be satisfied, (d) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (e) any Actions (or communications indicating that the same may be contemplated) commenced or threatened against the Company, Parent or M&A Sub, as the case may be, or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or Section 4.04 or which relate to the consummation of the transactions contemplated by this Agreement or (f) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach or non-compliance arising out of the matter(s) set forth in the notice or limit or otherwise affect the rights or remedies available hereunder to the Party receiving such notice.

6.10   Public Announcements.  Each of Parent and the Company will consult with the other and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable Law, the Company’s Organizational Documents or under any listing agreement or applicable rules of Nasdaq or any other securities exchange.

6.11   Nasdaq Quotation.  The Company agrees to use all commercially reasonable efforts to continue the quotation of the Company’s Common Shares on The Nasdaq Capital Market during the term of this Agreement.

6.12   Conduct of Business by Parent.  During the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement pursuant to Article 8, neither Parent nor M&A Sub shall:

(a)                 incur any Indebtedness or any Liability except in connection with the transactions contemplated by this Agreement or incur or suffer to exist any Lien on any of its properties or assets;

(b)                 amend, modify or otherwise change or waive or compromise any of its rights under, the financing commitment of Lancer referred to in Section 4.07; or

(c)                 take any action or fail to take any action that would reduce its cash on hand on the date hereof.

Parent shall take all necessary action to enforce its rights on a timely basis under the financing commitment of Lancer referred to in Section 4.07.

ARTICLE 7

CLOSING CONDITIONS

7.01   Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby to the extent permitted by applicable Law:

(a)                  The Bermuda Amalgamation Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the Required Company Vote.

(b)                 All authorizations, consents, Orders or Permits of, or filings with, and the expirations of waiting periods required from, any Governmental Authority set forth in Section 3.07(a) (other than clause (vii) thereof) and Section 4.03(a), including without limitation the Requisite Insurance Regulatory Approvals, shall have been filed, have occurred or been obtained (all such authorizations, consents, Orders, Permits or filings, and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)                 All other notices, reports, applications and other filings required to be made prior to the Closing by Parent or the Company or their respective Subsidiaries shall have been made, except for those the failure of which to make or submit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d)                 (i) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law or Order (whether on a temporary, preliminary or permanent basis), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement; and (ii) no Person shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any court in Bermuda, the United States, any state thereof, or any other country or before any other Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, except in the case of this clause (ii) for Actions that do not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.02   Conditions to the Obligations of Parent and M&A Sub.  The obligation of each of Parent and M&A Sub to effect the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and M&A Sub to the extent permitted by applicable Law:

(a)                 The representations and warranties of the Company contained in this Agreement (as supplemented by the Company Disclosure Letter), without regard to any qualifications as to materiality, in all material respects or Company Material Adverse Effect, shall have been true and correct when made and be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date), except to the extent that the failure of such representations and warranties to be true and correct on the date hereof or on the Closing Date, as the case may be, has not had nor would reasonably be expected to have a Company Material Adverse Effect.

(b)                 The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)                  There shall have been no event, condition, change, effect or development that, since the date hereof and through the Closing Date, individually or in the aggregate, has had or will have a Company Material Adverse Effect.

(d)                 The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed on its behalf by an executive officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(e)                 The number of Dissenting Shares shall not exceed ten percent (10%) of the issued Common Shares and Class B Shares.

(f)                  All authorizations, approvals, consents and waivers required under any Required Contract or Other Permit Consent have occurred or been obtained, and shall not include any restriction, term, condition or requirement deemed unacceptable by Parent in its reasonable discretion.

(g)                 No additional restriction, term, condition or requirement that does not exist on the date hereof shall exist or have been imposed on the Company or any Company Insurance Subsidiary by one or more Insurance Regulators which does or would reasonably be expected to have a Company Material Adverse Effect.

(h)                 No Insurance Regulator, in connection with providing a Requisite Insurance Regulatory Approval, shall have imposed any restriction, term, condition or requirement on the Company, any Company Insurance Subsidiary, Parent, M&A Sub or any of their respective Affiliates that (1) requires any commitment to contribute additional capital to any Company Insurance Subsidiary or (2) negatively impacts the ability of any such Person to transact business in the ordinary course as presently conducted (other than the imposition of any restriction, terms, condition or requirement that limits or affects the ability of Twin Bridges to issue General Insurance Contracts).

(i)                  The Indenture shall have been amended as set forth in the Supplemental Indenture in the form attached hereto as Exhibit F.

(j)                  The Agreement of Lease dated August 5, 2005, between Oakwood Partners L.L.C. and Compensation Risk Managers, LLC, as amended, shall be terminated and of no further force or effect, or such lease shall have been modified, in either case on such terms as are acceptable to Parent in its sole discretion.

(k)                 Each employee of the Company or any of its Subsidiaries who is subject to an employment agreement shall have signed an agreement on or prior to November 1, 2010, in form satisfactory to Parent, providing that, as of the Effective Time, such employment agreement is terminated and that, as of the Effective Time, the employee’s continued employment is “at will.”

(l)                  The Company Incentive Plan shall be terminated, and each option (each, a “Company Stock Option”) (whether or not then vested or exercisable) to purchase or acquire Common Shares, in each case granted to any Employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Incentive Plan (or any agreement related thereto), that is outstanding immediately prior to the Effective Time, shall have been terminated, canceled, extinguished and forfeited.

(m)                The Company 401(k) plan shall be terminated as provided by Section 6.06(b), if requested by Parent.

(n)                 Neither the Company nor any Subsidiary shall have settled any one or more of the Specified Actions on terms and conditions, taken as a whole, not acceptable to Parent in its sole discretion provided that Parent hereby acknowledges that it is acceptable if all the Specified Actions are settled provided that they are done so on terms and conditions that (x) reduce the shareholder equity of the Company by an aggregate amount no greater than the amount specified in Section 7.02(n) of the Company Disclosure Letter and (y) provide for full releases of the Company and its Subsidiaries.

7.03   Conditions to the Obligations of the Company.  The obligations of the Company to effect the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)                 The representations and warranties of Parent and M&A Sub contained in this Agreement, which are qualified as to materiality, shall have been true and correct when made and be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date), and the representations and warranties not so qualified shall have been true and correct in all material respects when made and be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct in all material respects only as of the specified date).

(b)                 Parent and M&A Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c)                  Parent shall have delivered to the Company certificates, dated the date of the Closing, signed on its behalf by an executive officer of Parent, and signed on behalf of M&A Sub by an executive officer of M&A Sub, certifying as to the fulfillment of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)                The Company’s Financial Advisor shall not have revoked or rescinded the Company Fairness Opinion.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

8.01   Termination by Mutual Agreement.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective boards of directors or any committee thereof.

8.02   Termination by Either Parent or the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent or the Company if:

(a)                  the Transaction shall not have occurred by 5:00 p.m., New York time, on March 31, 2011; provided that, if all conditions to the obligations of the Parties set forth in Article 7 (other than (i) the conditions set forth in Section 7.01(b) and (ii) conditions that are to be satisfied at the Closing) have been satisfied or waived prior to such date, then the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any Party until 5:00 p.m., New York time, on April 30, 2011 (the “Final Termination Date”); provided further that the right to terminate this Agreement under this Section 8.02(a) shall not be available to any Party that has breached its obligations under this Agreement in any material respect if such breach has been a principal cause of, or resulted in, the failure of the Transaction to be consummated on or before such date;

(b)                 the Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting or any adjournment or postponement thereof at which the vote was taken;

(c)                 there shall have been a breach by the other Party of any of the covenants or agreements (other than an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05) or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or which breach, by its nature, cannot be cured within such time period, provided that such other Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(d)                 i) any Governmental Authority of the United States or Bermuda shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the Transaction and such Law, Order or other Action is or shall have become final and nonappealable or (ii) any other Governmental Authority shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the Transaction and consummation of the Transaction in violation of such prohibition would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.02(d) shall have used reasonable efforts to have such Law, Order or other Action stayed, vacated or lifted.

8.03   Termination by the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company if at any time prior to receipt of the Required Company Vote, (a) the Company shall have delivered to Parent a Notice of Superior Proposal in accordance with the provisions of Section 6.05(c), (b) following expiration of the three Business Day period after delivery of such Notice of Superior Proposal, the Superior Proposal described therein shall continue to constitute a Superior Proposal, and (c) the Company pays Parent the Company Termination Fee as set forth in and pursuant to the terms of Section 8.05(b).

8.04   Termination by Parent.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent if:  (a) there has not been any event, condition, change, effect or development that individually or in the aggregate has had or will have a Company Material Adverse Effect; or (b) prior to receipt of the Required Company Vote, (i) there shall have been an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05; (ii) the board of directors of the Company (or a committee thereof) shall have failed to include the Recommendation to Shareholders in the Proxy Statement or shall have withdrawn, modified, qualified or amended, in any manner adverse to Parent, the Recommendation to Shareholders (or publicly announced any intention to do so); or (iii) the board of directors of the Company shall have approved or recommended any Acquisition Proposal (or any committee of the board of directors of the Company with authority to do so shall have approved an Acquisition Proposal).

8.05   Effect of Termination and Abandonment.

(a)                  In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article 8, this Agreement (other than Sections 6.07 (Fees and Expenses), 8.05 (Effect of Termination and Abandonment) and Article 9 (Miscellaneous)) shall become void and of no effect with no liability on the part of any Party (or of any of its Representatives); provided that no such termination shall relieve any Party of any liability for damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in this Agreement.

(b)                 Notwithstanding Section 6.07, if this Agreement is terminated by the Company pursuant to Section 8.03 or by Parent pursuant to Section 8.04(b)(i) or (b)(ii), the Company shall pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination.

(c)                 If this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.02(b), or (ii) by Parent pursuant to Section 8.04(b)(iii), then (A) the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $350,000 and (B) if within twelve (12) months after such termination, the Company enters into or consummates a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)), then upon the earlier of the execution or consummation of such definitive agreement, the Company shall also make a payment to Parent of an amount that, when added to the amount paid by the Company pursuant to Section 8.05(c)(A), equals the Company Termination Fee.

(d)                 If this Agreement is terminated by Parent pursuant to Section 8.02(c), the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $350,000.

(e)                 Except as contemplated by Section 6.07, Parent agrees that, to the fullest extent permitted by Law, Parent’s right to payment of the amounts provided in Section 8.05(b), (c) or (d), as the case may be, shall be its sole and exclusive remedy for any Losses or Liability arising out of or in connection with any termination of this Agreement as described in Section 8.05(b), (c) or (d), respectively, and that such amounts shall constitute liquidated damages for such Losses.  The Parties agree that the liquidated damages provided for in this Section 8.05 are reasonable considering all the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual Losses reasonably expected to result from the termination of this Agreement as described in this Section 8.05 and do not constitute a penalty.

8.06   Amendment.  This Agreement may be amended by action taken by the Company, Parent and M&A Sub at any time before or after approval of the transactions contemplated by this Agreement by the Required Company Vote, but after any such approval, no amendment shall be made that requires the approval of the shareholders of the Company under applicable Law without such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

8.07   Extension; Waiver.  At any time prior to the Effective Time, each Party (for these purposes, Parent and M&A Sub shall together be deemed one Party and the Company shall be deemed the other Party) may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other Party with any of the covenants, agreements or conditions contained herein.  Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9

MISCELLANEOUS

9.01   Nonsurvival of Representations and Warranties.  The covenants and agreements contained herein that by their terms are to be fully performed on or prior to the consummation of the Transaction, and all of the representations and warranties of the Parties, shall not survive and shall terminate immediately upon the Closing.  This Section 9.01 shall not limit any covenant or agreement of any Party which by its terms contemplates performance after the Closing, and all of such covenants and agreements shall survive the Closing and the Effective Time.

9.02   Entire Agreement; Assignment.  This Agreement (including the exhibits), the Company Disclosure Letter and Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this Agreement is void; provided, however, that Parent may assign this Agreement to an Affiliate formed after the date of this Agreement, but no such assignment shall relieve or in any way discharge any of Parent’s obligations or Liabilities under this Agreement.

9.03   Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email, provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following sending by overnight delivery via a nationally recognized overnight delivery service, and in each case, addressed to a Party at the following address for such Party:

If to Parent or M&A Sub to:

Bayside Capital Partners LLC
370 West Park Avenue
Long Beach, New York 11561
Attn:  John Petrilli
Facsimile:  (516) 889-4544
Email:  jpetrilli@lancer-ins.com

with copies (which shall not constitute notice) to:

Nixon Peabody LLP
50 Jericho Quadrangle, Suite 300
Jericho, New York 11753
Attn:  Allan H. Cohen
Facsimile:  (866) 947-2070
Email: acohen@nixonpeabody.com

If to the Company to:

Majestic Capital, Ltd.
PO Box HM 2062
Hamilton HM HX, Bermuda
Attn: General Counsel
Facsimile: (441) 296-3829
Email:  lviglotti@majesticinsurance.com

with copies (which shall not constitute notice) to:

Louis J. Viglotti, Esq.
Majestic USA Capital, Inc.
2515 South Road
P.O. Box 199
Poughkeepsie, New York 12601
Facsimile:  (845) 473-6154
Email:  lviglotti@majesticinsurance.com

-and-

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn:  Peter S. Kolevzon, Esq.
Facsimile:  (212) 715-8288
Email: pkolevzon@kramerlevin.com

or to such other address, Person’s attention, facsimile number or e-mail address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

9.04   Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of New York without regard to principles of conflicts of law that would apply the Law of any other jurisdiction, provided that this Agreement shall be governed by the DGCL insofar as it relates to the merger of M&A Sub.

9.05   Venue; Waiver of Jury Trial.

(a)                  Each of the Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated by this Agreement, and hereby waives, and agrees not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or convenient (or that there is a more convenient forum for such Action) or that this Agreement or any such document may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims with respect to such Action shall be heard and determined in such courts.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that delivery of process or other papers in connection with any such Action in the manner provided in Section 9.03 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(b).

9.06   Remedies.  (a)  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Parties accordingly agree that, subject to the provisions of Section 8.05, the Parties are entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically compliance with a Party’s covenants and obligations contained herein.  Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity, or to prove that monetary damages would be an inadequate remedy, in connection with any Action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

(b)                 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy, including without limitation any remedy set forth in Section 9.06(a), will not preclude the exercise of any other remedy.

9.07   Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement or any provision hereof.

9.08   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and, except for Section 6.08 and only to the extent expressly set forth therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.09   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10   Counterparts; Delivery by Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by facsimile, “pdf” or other form of electronic transmission and such delivery shall be deemed to be the physical delivery of a manually executed counterpart.

9.11   Interpretation.

(a)                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, clauses, Exhibit and schedule references are to the articles, sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate, disclosure letter or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any statute defined or referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes.  References to a Person are also to its permitted successors and assigns.

(b)                 The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank; signature pages immediately follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger and Amalgamation to be duly executed on its behalf as of the day and year first above written.

Majestic Capital, Ltd.

By:	/s/ James J. Scardino
Name:	James J. Scardino
Title:	Chief Executive Officer

Bayside Capital Partners LLC

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	Manager

Majestic Acquisition Corp.

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	President

GUARANTEE BY LANCER:

Lancer hereby absolutely, unconditionally and irrevocably guarantees (a) the full and prompt performance of the obligations or Liabilities of Parent and M&A Sub under Section 6.12 of the foregoing Agreement, (b) the satisfaction of any judgment (after the exhaustion of any and all appeals or the expiration of time to take such appeals) against Parent or M&A Sub for specific performance of the foregoing Agreement under Section 9.06(a) of the foregoing Agreement and (c) the full and prompt payment of any financial obligations of Parent or M&A Sub that may result from a breach by Parent or M&A Sub of the representation or warranties set forth in Sections 4.01, 4.02, 4.07 and 4.08 of the foregoing Agreement (collectively, the “Guaranteed Obligations”).  The foregoing is a guarantee of payment and not collection and the Company shall have no obligation to pursue any claim or commence any Action against Parent or M&A Sub prior to proceeding against Lancer and collecting under this guarantee.  In the event of any action commenced by the Company against Parent or M&A Sub for specific performance of the foregoing Agreement under Section 9.06(a) of the foregoing Agreement, Lancer will not raise misjoinder or seek a severance or stay of any such action commenced against it.  This guarantee shall remain in full force and effect notwithstanding any amendment to, modification of or waiver under the foregoing Agreement or any related agreement, the validity or enforceability of any provision of the foregoing Agreement or any other equitable or other defense that would release or discharge a surety.  Lancer waives notice of acceptance of this guarantee, notice of presentment, demand for payment, notice of dishonor or protest, notice of the failure of Parent or M&A Sub to perform or pay any Guaranteed Obligation and all other notices or any kind or nature whatsoever.  Lancer represents that it is duly organized and validly existing under the laws of its jurisdiction of organization; has all requisite corporate power and authority to execute and deliver this guarantee and to perform its obligations hereunder; has duly executed and delivered this guarantee; this guarantee is its valid, legal and binding obligation, enforceable against it in accordance its terms (subject to the Enforceability Exceptions); neither the execution, delivery or performance by Lancer of its obligations under this guarantee does or will conflict with or violate, or cause a breach or default under, its Organizational Documents, any Law or Order applicable to it or any material Contract to which it is a party or by which its properties or assets are bound; and it is a member of Parent, owning at least forty (40) percent of the membership interests of Parent, and will derive significant benefit from the consummation of the Transaction pursuant to the foregoing Agreement.  Lancer covenants and agrees that it will indemnify any Person enforcing this guarantee for any and all reasonable attorneys’ fees and disbursements incurred by such Person in connection with (x) such Person’s successful enforcement of this guarantee or (y) any judgment (after the exhaustion of any and all appeals or the expiration of time to take such appeals) against Parent or M&A Sub for specific performance of the foregoing Agreement under Section 9.06(a) of the foregoing Agreement.  This guarantee and all disputes or controversies arising out of or relating to this guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of New York without regard to principles of conflicts of law that would apply the Law of any other jurisdiction.  Capitalized terms that are used but not defined in this guarantee have the respective meanings ascribed to them in the foregoing Agreement.

LANCER FINANCIAL GROUP, INC.

By:	/s/ Alistair T. Lind
Name: Alistair T. Lind Title: Executive Vice President

Exhibit A

Dated September 21, 2010

Majestic Capital, Ltd.  (1)

Majestic Acquisition Corp.  (2)

Bayside Capital Partners LLC  (3)

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT dated September 21, 2010 is made

BETWEEN:

(1)         Majestic Capital, Ltd., a company registered in Bermuda under number 37269 as an exempted company having its registered office at Majestic Capital, Ltd., PO Box HM 2062, Hamilton HM HX, Bermuda (the “Company”);

(2)         Majestic Acquisition Corp., a Delaware corporation having an office at 370 West Park Avenue, Long Beach, New York 11561 (“M&A Sub”); and

(3)         Bayside Capital Partners LLC, a Delaware limited liability company having an office at 370 West Park Avenue, Long Beach, New York 11561 (“Parent”).

WHEREAS:

(1)         The Company and M&A Sub have agreed to merge and amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda (the “Amalgamation”) and continue as a Delaware corporation (the “Resultant Company”) on the terms hereinafter appearing.

(2)         This Agreement is the “Bermuda Amalgamation Agreement” referred to in the Principal Agreement.

IT IS HEREBY AGREED as follows:

1.             Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement.  Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required to be closed;

“Class B Share” means a class B share of US$0.01 par value in the capital of the Company;

“Common Share” means a common share of US$0.01 par value in the capital of the Company;

“Court” means the Supreme Court of Bermuda;

“Dissenting Shareholder” means a holder of Common Shares or Class B Shares who did not vote in favor of the Amalgamation and who makes an application to the court pursuant to section 106(6) of the Companies Act 1981 of Bermuda;

“Dissenting Shares” means Common Shares or Class B Shares that are held by a Dissenting Shareholder;

“Effective Date” means the date on which the Amalgamation becomes effective;

“Excluded Shares” means (a) Common Shares that are owned by Parent, M&A Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties) and (b) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties);

“Principal Agreement” means the agreement and plan of merger and amalgamation dated as of September 21, 2010 among Parent, M&A Sub and the Company;

“Proxy Statement” means the proxy statement to be issued by the Company in relation to the Amalgamation and to contain a notice of a special general meeting of the Company;

“Subsidiary” means, in relation to the Company, Parent or M&A Sub, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other person, as well as any contribution to any social security scheme, and any interest, penalties and additions to tax.

2.             Effectiveness of the Amalgamation

The Amalgamation shall be conditional on the passing of the resolutions set out in the notice of special general meeting contained in the Proxy Statement and the satisfaction (or waiver) of each of the conditions set out in the Principal Agreement and on the receipt of all necessary approvals and consents of any relevant governmental authority.  The Amalgamation shall become effective, and a certificate of amalgamation shall be issued by the Registrar of Companies, at the Effective Time.

3.             Name

The Resultant Company shall be called Majestic Acquisition Corp.

4.             Memorandum of association

The certificate of incorporation of the Resultant Company shall be in the same form as the certificate of incorporation of M&A Sub.  For purposes of section 105(l)(a) of the Companies Act 1981 of Bermuda, the certificate of incorporation of the Resultant Company shall be deemed to be the memorandum under Bermuda Law.

5.             Directors

The names and addresses of the persons proposed to be directors of the Resultant Company are as follows:

David P. Delaney, Jr.
c/o Majestic Acquisition Corp.
370 West Park Avenue
Long Beach, New York 11561

6.             Conversion and cancellation of shares

(1)         Each share of common stock, par value US$0.01, of M&A Sub shall be and remain one issued and fully paid share of common stock, par value US$0.01, of the Resultant Company.

(2)         Each Common Share (other than an Excluded Share) and each Class B Share in issue at the Effective Time shall be cancelled and converted into the right to receive the sum of US $0.45 or such other amount as may be determined pursuant to the Principal Agreement (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) from Parent instead of securities of the Resultant Company, which sum shall be paid by Parent in accordance with the Principal Agreement.

(3)         Each Excluded Share (other than a Dissenting Share) in issue at the Effective Time shall be cancelled without any repayment of capital in respect thereof or conversion thereof.

(4)         Each Dissenting Share in issue at the Effective Time shall be cancelled and converted into the right to receive the fair value thereof as determined by the Company.

7.             Bylaws

The bylaws of the Resultant Company shall be in the same form as the bylaws of M&A Sub.

8.             Miscellaneous

(1)         No party to this Agreement may terminate this Agreement or the Amalgamation at any time, other than as expressly set out herein or in the Principal Agreement.

(2)         Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

(3)         This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

(4)         Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

(5)         Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.  No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof.  No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

(6)         Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

(7)         This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.             Notices

All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:

If to Parent or M&A Sub to:

Bayside Capital Partners LLC
370 West Park Avenue
Long Beach, New York 11561
Attn:  John Petrilli
Facsimile:  (516) 889-4544
Email:  jpetrilli@lancer-ins.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
50 Jericho Quadrangle, Suite 300
Jericho, New York 11753
Attn:  Allan H. Cohen
Facsimile:  (866) 947-2070
Email: acohen@nixonpeabody.com

If to the Company to:

Majestic Capital, Ltd.
PO Box HM 2062
Hamilton HM HX, Bermuda
Attn: Louis J. Viglotti, Esq.
Facsimile: (441) 296-3829

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn:  Peter S. Kolevzon, Esq.
Facsimile:  (212) 715-8288
Email: pkolevzon@kramerlevin.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

10.           Governing law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Majestic Capital, Ltd.

By:	/s/ James J. Scardino
Name:	James J. Scardino
Title:	Chief Executive Officer

Bayside Capital Partners LLC

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	Manager

Majestic Acquisition Corp.

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	President

 [Signature page for the Company/ M&A Sub Amalgamation Agreement]